EXHIBIT 99.1.1


This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, broker, bank manager, lawyer or other professional advisor.

                                                              OCTOBER 28, 2003

                         OFFER TO PURCHASE FOR CASH

                    ALL OF THE OUTSTANDING COMMON SHARES

                                     OF

                      SILENT WITNESS ENTERPRISES LTD.
                               AT A PRICE OF

                        CDN. $11.27 PER COMMON SHARE
                                     BY

                            SW ACQUISITION INC.,
                   AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF
                        HONEYWELL INTERNATIONAL INC.

This offer (the "Offer") by SW Acquisition Inc. (the "Offeror"), an indirect wholly-owned subsidiary of Honeywell International Inc. ("Honeywell"), to purchase all of the outstanding common shares and the associated Rights under the Company's Shareholder Rights Plan (together, the "Common Shares") of Silent Witness Enterprises Ltd. (the "Company"), will be open for acceptance until 4:30 p.m., Vancouver time, on December 3, 2003, unless the Offer is extended or withdrawn by the Offeror (the "Expiry Time").

The Offer is subject to certain conditions, including there being validly deposited under the Offer and not withdrawn, at the Expiry Time, a number of Common Shares which constitutes at least 90% of the aggregate Common Shares outstanding at the Expiry Time. Each of the conditions of the Offer is set forth in Section 4 of the Offer to Purchase, "Conditions of the Offer".

The Offer price of $11.27 represents a premium of approximately 55% over the closing price for the Common Shares on the Toronto Stock Exchange ("TSX") on October 10, 2003 and a premium of approximately 61% over the 10-day average closing price on the TSX prior to the announcement of the Offer.

THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD OF DIRECTORS") HAS UNANIMOUSLY CONCLUDED THAT THE OFFER IS FAIR TO HOLDERS OF COMMON SHARES ("SHAREHOLDERS"), HAS UNANIMOUSLY DETERMINED TO RECOMMEND THAT THE SHAREHOLDERS ACCEPT THE OFFER AND HAS RESOLVED TO WAIVE THE APPLICATION OF THE SHAREHOLDER RIGHTS PLAN. THE RECOMMENDATION OF THE BOARD OF DIRECTORS IS SET FORTH IN THE DIRECTORS' CIRCULAR.

The Company has entered into an agreement (the "Support Agreement") to co-operate with the Offeror and take all reasonable action not inconsistent with the fiduciary obligations of the directors of the Company to support the Offer. See "Agreements Relating to the Offer" in Section 4 of the Circular.

Honeywell has also entered into agreements with Rob Bakshi, the President and Chief Executive Officer of the Company, Opinder Singh (Tom) Gill, the Chief Operating Officer of the Company and Vinod Bakshi, pursuant to which these shareholders have agreed to deposit pursuant to the Offer and not withdraw, except in certain limited circumstances, an aggregate of 613,190 Common Shares beneficially owned by them and, if issued, 312,500 Common Shares issuable upon the exercise of all Options held by them, representing approximately 11.9% of the issued and outstanding Common Shares on a fully-diluted basis (excluding Common Shares held by the Company).

Shareholders who wish to accept the Offer must properly complete and duly execute the accompanying Letter of Transmittal (printed on blue paper) or a facsimile thereof and deposit it, together with certificates representing their Common Shares, in accordance with the instructions in the Letter of Transmittal. Alternatively, Shareholders may follow the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase, "Manner of Acceptance - Procedure for Guaranteed Delivery", using the accompanying Notice of Guaranteed Delivery (printed on green paper) or a facsimile thereof. Shareholders whose Common Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Common Shares to the Offer.

The Offer is made only for Common Shares and is not made for any Options, warrants or other rights to acquire Common Shares. Holders of Options, warrants or other rights to acquire Common Shares that wish to participate in the Offer should exercise their rights to acquire Common Shares and deposit the resulting Common Shares to the Offer.

Questions and requests for assistance may be directed to RBC Capital Markets (RBC Dominion Securities Inc. in Canada, and RBC Dain Rauscher Inc. in the U.S.) or to the Depositary.

Additional copies of this document, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained without charge from the Depositary at its addresses shown on the last page of this document.

THE OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY ANY SECURITIES REGULATORY AUTHORITY NOR HAS ANY SECURITIES REGULATORY AUTHORITY PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE OFFER IS NOT BEING MADE TO, NOR WILL DEPOSITS BE ACCEPTED FROM OR ON BEHALF OF, SHAREHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THE OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, THE OFFEROR MAY, IN ITS SOLE DISCRETION, TAKE SUCH ACTION AS IT MAY DEEM NECESSARY TO EXTEND THE OFFER TO SHAREHOLDERS IN ANY SUCH JURISDICTION.

                  --------------------------------------

                   The Dealer Manager for the Offer is:

                            RBC CAPITAL MARKETS

            In Canada:                        In the United States:
            RBC Dominion Securities Inc.      RBC Dain Rauscher Inc.

                NOTICE TO SHAREHOLDERS IN THE UNITED STATES

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

THIS TENDER OFFER IS MADE FOR THE SECURITIES OF A CANADIAN ISSUER AND WHILE THE OFFER IS SUBJECT TO CANADIAN DISCLOSURE REQUIREMENTS, INVESTORS SHOULD BE AWARE THAT THESE REQUIREMENTS ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL STATEMENTS INCLUDED HEREIN, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND THUS MAY NOT BE COMPARABLE TO FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.

THE ENFORCEMENT BY INVESTORS OF CIVIL LIABILITIES UNDER THE FEDERAL SECURITIES LAWS MAY BE AFFECTED ADVERSELY BY THE FACT THAT THE COMPANY IS LOCATED IN CANADA, AND THAT SOME OR ALL OF ITS OFFICERS AND DIRECTORS ARE RESIDENTS OF CANADA.

INVESTORS SHOULD BE AWARE THAT THE OFFEROR OR ITS AFFILIATES, DIRECTLY OR INDIRECTLY, MAY BID FOR OR MAKE PURCHASES OF THE COMMON SHARES, OR OF THE COMPANY'S RELATED SECURITIES, DURING THE PERIOD OF THE TENDER OFFER, AS PERMITTED BY APPLICABLE CANADIAN OR PROVINCIAL LAWS OR REGULATIONS.

Holders of Common Shares should be aware that the sale of the Common Shares pursuant to this Offer to Purchase and Circular may have tax consequences both in the United States and in Canada.



                         FORWARD-LOOKING STATEMENTS

Certain statements contained in Section 6 of the Circular, "Purpose of the Offer and Plans for the Company," in addition to certain statements contained elsewhere in this document (as well as information included in oral statements or other written statements made or to be made by Honeywell or the Offeror), are "forward-looking statements" and are prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

                       -----------------------------

All dollar references in the Offer are to Canadian dollars, unless otherwise indicated. On October 24, 2003, the noon rate of exchange as reported by the Bank of Canada was Cdn.$1.00 = U.S.$0.77.

TABLE OF CONTENTS                                                      PAGE NO.

SUMMARY......................................................................5

GLOSSARY.....................................................................9

OFFER TO PURCHASE...........................................................12
1.      The Offer...........................................................12
2.      Time for Acceptance.................................................12
3.      Manner of Acceptance................................................12
4.      Conditions of the Offer.............................................16
5.      Extension and Variation of the Offer................................19
6.      Withdrawal of Deposited Securities..................................20
7.      Payment for Deposited Securities....................................22
8.      Return of Deposited Common Shares...................................22
9.      Mail Service Interruption...........................................23
10.     Dividends and Distributions; Liens..................................23
11.     Notices and Delivery................................................24
12.     Market Purchases....................................................24
13.     Other Terms of the Offer............................................25

CIRCULAR....................................................................26
1.      The Offeror and Honeywell...........................................26
2.      The Company.........................................................26
3.      Background to the Offer.............................................27
4.      Agreements Relating to the Offer....................................28
5.      Reasons to Accept the Offer.........................................30
6.      Purpose of the Offer and Plans for the Company......................31
7.      Source of Funds.....................................................31
8.      Beneficial Ownership of and Trading in Securities...................31
9.      Price Range and Trading Volume of Common Shares.....................32
10.     Dividend and Dividend Policy........................................32
11.     Previous Distributions of Common Shares.............................32
12.     Effect of the Offer on the Market for Common Shares; Stock Exchange
        Listings and Public Disclosure by the Company.......................33
13.     Commitments to Acquire Shares.......................................33
14.     Arrangements, Agreements or Understandings..........................35
15.     Summary of Shareholder Rights Plan..................................36
16.     Regulatory Matters..................................................37
17.     Certain Canadian Federal Income Tax Considerations..................39
18.     Acquisition of Common Shares Not Deposited..........................43
19.     Material Changes and Other Information..............................46
20.     Dealer Manager and Depositary.......................................46
21.     Legal Matters.......................................................47
22.     Offerees' Statutory Rights..........................................47
23.     Director's Approval.................................................47

CONSENT.....................................................................48

APPROVAL AND CERTIFICATE OF THE OFFEROR.....................................49

APPROVAL AND CERTIFICATE OF HONEYWELL INTERNATIONAL INC.....................50

                                  SUMMARY

The following is a summary only and is qualified by the detailed provisions contained elsewhere in the Offer to Purchase and Circular. Certain capitalized words and terms used in this Summary are defined in the Glossary. All currency amounts, unless otherwise indicated, are expressed in Canadian dollars. SHAREHOLDERS ARE URGED TO READ THE OFFER TO PURCHASE AND CIRCULAR IN THEIR ENTIRETY.


THE OFFER

The Offeror is offering to purchase, upon the terms and subject to the conditions described in the Offer, all of the issued and outstanding Common Shares (including Common Shares which may become outstanding after the date of the Offer and prior to the Expiry Time upon the exercise of Options, warrants or other rights (other than the Rights) to purchase Common Shares) not already held by the Offeror and its affiliates, at a price of $11.27 in cash per Common Share. No additional payment will be made for the Rights and no amount of the consideration to be paid by the Offeror will be allocated to the Rights accompanying any Common Shares. The Offer is made only for Common Shares and is not made for any Options, warrants or other rights to purchase Common Shares. Holders of Options, warrants or other rights to purchase Common Shares that wish to participate in the Offer should exercise their rights to acquire Common Shares and deposit the resulting Common Shares to the Offer.


TIME FOR ACCEPTANCE

The Offer is open for acceptance until 4:30 p.m. Vancouver time, on December 3, 2003, unless the Offer is withdrawn or extended by the Offeror. See Section 2 of the Offer to Purchase, "Time for Acceptance". Pursuant to the Support Agreement. In the event that the conditions set forth in paragraphs (a) or (b) of Section 4 of the Offer to Purchase, "Conditions of the Offer" are not satisfied at the initial Expiry Time, Honeywell and the Offeror have agreed to extend the Offer, and continue to extend the Offer, until at least January 31, 2004, (provided that at the initial Expiry Time at least 75% of the Common Shares outstanding at such time have been validly deposited and not withdrawn) or such earlier date on which such conditions may be satisfied or on which it is determined by the Offeror that such conditions cannot be satisfied.


RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

THE BOARD OF DIRECTORS HAS UNANIMOUSLY CONCLUDED THAT THE OFFER IS FAIR TO SHAREHOLDERS, HAS UNANIMOUSLY DETERMINED TO RECOMMEND THAT THE SHAREHOLDERS ACCEPT THE OFFER AND HAS RESOLVED TO WAIVE THE APPLICATION OF THE
SHAREHOLDER RIGHTS PLAN TO THE OFFER. THE RECOMMENDATION OF THE BOARD OF DIRECTORS IS SET FORTH IN THE DIRECTORS' CIRCULAR OF THE COMPANY.


THE OFFEROR AND HONEYWELL

The Offeror was organized under the laws of British Columbia solely for the purpose of making the Offer and has not carried on any activities to date other than those incidental to its formation and organization and those relating to the making of the Offer. The Offeror is an indirect wholly-owned subsidiary of Honeywell.

Honeywell is a diversified technology and manufacturing company, serving customers worldwide with aerospace products and services, control, sensing and security technologies for buildings, homes and industry, automotive products, specialty chemicals, fibers and electronic and advanced materials. Honeywell was incorporated in Delaware in 1985. Total worldwide employment at year-ended 2002 was approximately 108,000 people. Honeywell and its subsidiaries have operations in over 1,000 locations consisting of plants, research laboratories, sales offices and other facilities. Their headquarters and administrative complexes are located in Morristown, New Jersey.


THE COMPANY

The Company was incorporated under the Company Act (British Columbia) on July 31, 1986. The Company is a provider to the worldwide security surveillance business. The Company and its subsidiaries design, manufacture, market and service products for certain segments of that business, primarily closed circuit television ("CCTV") cameras, digital storage devices and related products for industrial and institutional customers and mobile CCTV products for school bus and transit customers. The principal office of the Company from which its primary operations are conducted is located in Surrey, British Columbia. As of July 31, 2003, the Company had approximately 165 employees.


PURPOSE OF THE OFFER AND PLANS FOR THE COMPANY

The purpose of the Offer is to enable the Offeror to acquire all of the Common Shares. None of Honeywell, the Offeror, or their respective affiliates currently own any Common Shares.

Following the successful completion of the Offer, Honeywell intends to review its global video controls operations and the operations of the Company to determine how best to combine them.

If permitted by applicable law, subsequent to the completion of the Offer and a Compulsory Acquisition or any Subsequent Acquisition Transaction, if necessary, the Offeror intends to delist the Common Shares from the TSX and NASDAQ and will take all steps to terminate the Company's status as a "reporting issuer" for purposes of relevant Canadian securities legislation and to terminate its reporting obligations under the Exchange Act. The Offeror also intends to seek to cause the Company to apply to the SEC for termination of registration of the Common Shares under the Exchange Act. The effect of these actions will be that the Company will no longer be required to file publicly, or provide to security holders or others, financial information or timely disclosure with respect to its business and affairs. As a result, the liquidity and market value of any remaining Common Shares held by the public may be adversely affected.


MARKET PRICE AND COMMON SHARES

On October 10, 2003, prior to the public announcement by the Offeror of its intention to make the Offer, the closing price for the Common Shares on the TSX was $7.25. The Offer price of $11.27 represents a premium of approximately 55% over the closing price for the Common Shares on the TSX on October 10, 2003 and a premium of approximately 61% over the 10-day average closing price on the TSX prior to the announcement of the Offer.


SUPPORT AGREEMENT

The Company has entered into an agreement (the "Support Agreement") to co-operate with the Offeror and take all reasonable action to support the Offer. See "Agreements Relating to the Offer" in Section 4 of the Circular.


DEPOSIT AGREEMENTS

Honeywell has also entered into Deposit Agreements with Rob Bakshi, Opinder Singh (Tom) Gill and Vinod Bakshi, pursuant to which these shareholders have agreed to deposit pursuant to the Offer and not withdraw, except in certain limited circumstances, an aggregate of 613,190 Common Shares beneficially owned by them and, if issued, 312,500 Common Shares issuable upon the exercise of all Options held by them. See "Background to the Offer" in Section 3 of the Circular.


CONDITIONS OF THE OFFER

The Offeror has the right to withdraw the Offer and not take up and pay for any Common Shares deposited under the Offer unless all of the conditions described in Section 4 of the Offer to Purchase, "Conditions of the Offer", are satisfied or waived by the Offeror at or prior to the Expiry Time. Those conditions include there having been validly deposited under the Offer and not withdrawn, at the Expiry Time, a number of Common Shares which constitutes at least 90% of the number of Common Shares outstanding at the Expiry Time (the "Minimum Condition"). Each of the conditions of the Offer is set forth in Section 4 of the Offer to Purchase, "Conditions of the Offer".


MANNER OF ACCEPTANCE

A Shareholder wishing to accept the Offer must deposit the certificate(s) representing such Shareholder's Common Shares, together with the Letter of Transmittal (printed on blue paper) or a facsimile thereof, properly completed and duly executed, at or prior to the Expiry Time, at any one of the offices of the Depositary specified in the Letter of Transmittal. Instructions are contained in the Letter of Transmittal which accompanies the Offer to Purchase and Circular. A Shareholder wishing to accept the Offer whose Common Shares are held in the name of a nominee should request the broker, investment dealer, bank, trust company or other nominee to deposit such Shareholder's Common Shares. A Shareholder wishing to accept the Offer and whose certificates are not immediately available or who cannot deliver the certificates and all other required documents to the Depositary at or prior to the Expiry Time may accept the Offer by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase, "Manner of Acceptance - Procedure for Guaranteed Delivery".

Shareholders will not be required to pay any fee or commission if they accept the Offer by transmitting their Common Shares directly to the Depositary or if they utilize the services of any member of the Soliciting Dealer Group to accept the Offer.


WITHDRAWAL OF DEPOSITED SECURITIES

Common Shares deposited under the Offer may be withdrawn at any time if the Common Shares have not been taken up by the Offeror and in the other circumstances discussed in Section 6 of the Offer to Purchase, "Withdrawal of Deposited Securities".


PAYMENT FOR DEPOSITED SECURITIES

Upon the terms and subject to the conditions of the Offer, the Offeror will take up and pay for Common Shares validly deposited under the Offer and not withdrawn not later than 10 calendar days after the Expiry Time. Any Common Shares taken up will be paid for by the Offeror as soon as possible, and in any event not more than three business days after they are taken up. Any Common Shares deposited under the Offer after the first date upon which Common Shares are taken up under the Offer will be taken up and paid for within 10 calendar days of such deposit. See Section 7 of the Offer to Purchase, "Payment for Deposited Securities".


ACQUISITION OF COMMON SHARES NOT DEPOSITED

If the Minimum Condition is satisfied, the Offeror currently intends to acquire the remaining Common Shares pursuant to a Compulsory Acquisition. If a Compulsory Acquisition is not available because the Minimum Condition is waived, or for any other reason, the Offeror currently intends to cause a special meeting of Shareholders to be called to consider an amalgamation, statutory arrangement, capital reorganization or other transaction that constitutes a Subsequent Acquisition Transaction for the purpose of enabling the Offeror or an affiliate of the Offeror to acquire all of the Common Shares not acquired under the Offer. See Section 18 of the Circular, "Acquisition of Common Shares Not Deposited".


SHAREHOLDER RIGHTS PLAN

The Shareholder Rights Plan was adopted by the Company pursuant to a shareholder rights plan agreement dated as of November 12, 1999 between the Company and Montreal Trust Company of Canada, as rights agent. The Shareholder Rights Plan was approved by Shareholders on December 16, 1999 and was reconfirmed by Shareholders at the 2002 annual and special meeting of the Company. The purpose of the Shareholder Rights Plan is not to prevent a take-over bid or acquisition of control of the Company but to ensure that there will be an adequate opportunity to respond to such a situation in the best interests of the Shareholders and that Shareholders will have the right to receive full and fair value for their Common Shares and will not be subject to abusive or coercive take-over strategies. The Shareholder Rights Plan encourages a potential acquiror to proceed with the concurrence of the Board of Directors of the Company or by way of a "Permitted Bid" (as defined in the Shareholder Rights Plan).

THE BOARD OF DIRECTORS OF THE COMPANY HAS WAIVED THE APPLICATION OF THE SHAREHOLDER RIGHTS PLAN TO THE OFFER, THEREFORE, THE RIGHTS WILL NOT SEPARATE FROM THE COMMON SHARES AND WILL NOT BECOME EXERCISABLE AS A RESULT OF THE OFFER.


CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The sale of Common Shares pursuant to the Offer will be a taxable disposition for Canadian federal income tax purposes and will give rise to tax consequences to a depositing Shareholder. See Section 17 of the Circular, "Certain Canadian Federal Income Tax Considerations".


DEPOSITARY

Computershare Trust Company of Canada is acting as depositary (the "Depositary") under the Offer and will receive deposits of certificates representing Common Shares and accompanying Letters of Transmittal at the offices specified in the Letter of Transmittal. The Depositary will receive Notices of Guaranteed Delivery at the office specified in the Notice of Guaranteed Delivery. See Section 20 of the Circular, "Dealer Manager and Depositary".


DEALER MANAGER AND SOLICITING DEALER GROUP

RBC Capital Markets has been retained as Dealer Manager for the Offer. RBC Dominion Securities Inc. will form the Soliciting Dealer Group to solicit acceptances of the Offer from Shareholders resident in Canada. RBC Dain Rauscher Inc. will solicit acceptances of the Offer in the United States. See Section 20 of the Circular, "Dealer Manager and Depositary".

                                  GLOSSARY

In the Offer to Purchase and Circular, unless the subject matter or context is inconsistent, the following terms have the meanings set forth below:

"affiliate"  has the  meaning  given  to such  term in the  Securities  Act
(Ontario);

"Appointee" has the meaning given to such term in Section 3 of the Offer to Purchase, "Manner of Acceptance - Power of Attorney";

"ARC" has the meaning given to such term in Section 16 of the Circular, "Regulatory Matters";

"associate"  has the  meaning  given  to such  term in the  Securities  Act
(Ontario);

"BCCA" means the Company Act (British Columbia), as amended;

"Board of Directors" means the board of directors of the Company;

"CCRA" means the Canada Customs and Revenue Agency;

"Circular" means the take-over bid circular accompanying the Offer to Purchase and forming part of the Offer;

"Commissioner" means the Commissioner of Competition appointed under the Competition Act;

"Common Shares" means Common Shares together with the associated Rights;

"Company" means Silent Witness Enterprises Ltd. a corporation governed by the BCCA;

"Competition Act" means the Competition Act (Canada), as amended;

"Compulsory Acquisition" has the meaning given to such term in Section 18 of the Circular, "Acquisition of Common Shares Not Deposited - Compulsory Acquisition";

"Dealer Manager" means RBC Capital Markets (RBC Dominion Securities Inc. in Canada and RBC Dain Rauscher Inc. in the United States);

"Deposit Period" means the period commencing on the date hereof and ending at the Expiry Time;

"Depositary" means Computershare Trust Company of Canada;

"Deposited Securities" has the meaning given to such term in Section 3 of the Offer to Purchase, Manner of Acceptance - Dividends and Distributions";

"Distributions" has the meaning set forth in Section 3 of the Offer to Purchase, "Manner of Acceptance - Dividends and Distributions";

"Eligible Institution" means a Canadian Schedule I chartered bank, a major trust company in Canada, a member of the Securities Transfer Agent Medallion Program (STAMP), a member of the Stock Exchange Medallion Program
(SEMP) or a member of the New York Stock Exchange, Inc. Medallion Signature Program (MSP);

"Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

"Expiry Time" means 4:30 p.m., Vancouver time, on December 3, 2003, or such later time and date as may be fixed by the Offeror from time to time pursuant to Section 5 of the Offer to Purchase, "Extension and Variation of the Offer";

"going private transaction" unless otherwise defined has the meaning given to such term in Rule 61-501;

"Honeywell" means Honeywell International Inc., a corporation incorporated under the laws of Delaware;

"Letter of Transmittal" means the letter of acceptance and transmittal in the form printed on blue paper accompanying the Offer to Purchase and Circular;

"Minimum  Condition" has the meaning given to such term in paragraph (a) of
Section 4 of the Offer to Purchase, "Conditions of the Offer";

"NASDAQ" means the NASDAQ SmallCap Market;

"Non-Resident Shareholder" has the meaning given to such term in Section 17 of the Circular, "Certain Canadian Federal Income Tax Considerations - Shareholders Not Resident in Canada";

"Notice" has the meaning given to such term in Section 18 of the Circular, "Acquisition of Common Shares Not Deposited - Compulsory Acquisition";

"Notice of Guaranteed Delivery" means the notice of guaranteed delivery in the form printed on green paper accompanying the Offer to Purchase and Circular;

"Offer" means the offer to purchase Common Shares made to Shareholders, the terms and conditions of which are set forth in the Offer to Purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery;

"Offeror" means SW Acquisition Inc., a corporation incorporated under the laws of British Columbia;

"Options" means any options to purchase Common Shares of the Company;

"OSC" means the Ontario Securities Commission;

"Person"  includes any  individual,  body  corporate,  trust,  partnership,
limited  partnership,   limited  liability  company,   unlimited  liability
company, joint venture, or any form of unincorporated entity;

"Policy Q-27" means Policy Q-27 of the QSC, as amended;

"Purchased Securities" has the meaning given to such term in Section 3 of the Offer, "Manner of Acceptance - Power of Attorney";

"QSC" means the Commission des valeurs mobilieres du Quebec;

"Redeemable Shares" has the meaning given to such term in Section 17 of the Circular under the heading "Certain Canadian Federal Income Tax Considerations - Shareholders Resident in Canada - Subsequent Acquisition Transaction";

"Regulations"  has the  meaning  given to such  term in  Section  18 of the
Circular,   "Acquisition  of  Common  Shares  Not  Deposited  -  Subsequent
Acquisition Transaction";

"Remaining Shareholder" has the meaning given to such term in Section 18 of the Circular, "Acquisition of Common Shares Not Deposited - Compulsory Acquisition;

"Resident Shareholder" has the meaning given to such term in Section 17 of the Circular under the heading "Certain Canadian Federal Income Tax Considerations - Shareholders Resident in Canada";

"Rights" has the meaning given to the term "Rights" in the Shareholder Rights Plan;

"Rights Certificate" means the certificate(s), if any, issued by the Company pursuant to the Shareholder Rights Plan evidencing Rights;

"Rule 61-501" means OSC Rule 61-501, as amended;

"SEC" means the United States Securities and Exchange Commission;

"Separation Time" has the meaning given to such term in Section 15 of the Circular, "Summary of Shareholder Rights Plan";

"Shareholder" means a holder of Common Shares;

"Shareholder Rights Plan" means the shareholder rights plan agreement dated as of November 12, 1999 between the Company and Montreal Trust Company of Canada (now Computershare Trust Company of Canada) as rights agent;

"Soliciting Dealer" has the meaning given to such term in Section 20 of the Circular, "Dealer Manager and Depositary";

"Soliciting Dealer Group" means the group of soliciting dealers formed by RBC Dominion Securities Inc., a member company of RBC Capital Markets, to solicit acceptances of the Offer from Shareholders resident in Canada;

"Subsequent Acquisition  Transaction" has the meaning given to such term in
Section 18 of the Circular, "Acquisition of Common Shares Not Deposited - Subsequent Acquisition Transaction";

"subsidiary" of any person, means any person, company, partnership, joint venture or other business organization in which such person has at least a 50% ownership interest, directly or indirectly;

"Superior Proposal" has the meaning ascribed to in Section 4 of the Circular, "Agreements Relating to the Offer";

"Support Agreement" means the support agreement between the Offeror, Honeywell and the Company dated October 10, 2003;

"Tax Act" means the Income Tax Act (Canada), as amended; and

"TSX" means the Toronto Stock Exchange.

                             OFFER TO PURCHASE
                             -----------------
                                                             OCTOBER 28, 2003

TO:     THE HOLDERS OF COMMON SHARES OF THE COMPANY

1.      THE OFFER

The Offeror hereby offers to purchase, upon the terms and subject to the conditions of the Offer, all of the issued and outstanding Common Shares (including any Common Shares which may become outstanding after the date of the Offer and prior to the Expiry Time upon the exercise of Options, warrants or other rights (other than the Rights) to purchase Common Shares) at a price of Cdn. $11.27 in cash per Common Share. No additional payment will be made for the Rights and no amount of the consideration to be paid by the Offeror will be allocated to the Rights.

The Offer is made only for the Common Shares and is not made for any Options, warrants or other rights to purchase Common Shares (other than Rights). Any holder of such securities (other than Rights) who wishes to accept the Offer must exercise the Options, warrants or other rights in order to obtain certificates representing Common Shares and then deposit those Common Shares under the Offer. Any such exercise must be sufficiently in advance of the Expiry Time to ensure that Common Shares will be available for deposit at or prior to the Expiry Time or in sufficient time to comply with the procedures referred to in Section 3 of the Offer to Purchase, "Manner of Acceptance - Procedure for Guaranteed Delivery".

All currency amounts, unless otherwise indicated, are expressed in Canadian dollars.

THE ACCOMPANYING CIRCULAR, LETTER OF TRANSMITTAL AND NOTICE OF GUARANTEED DELIVERY, WHICH ARE INCORPORATED INTO AND FORM PART OF THE OFFER, CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

2.      TIME FOR ACCEPTANCE

The Offer is open for acceptance until the Expiry Time, being 4:30 p.m. (Vancouver time) on December 3, 2003, unless the Offer is withdrawn or extended by the Offeror. Pursuant to the Support Agreement, in the event that the conditions set forth in paragraphs (a) or (b) of Section 4 of the Offer to Purchase, "Conditions of the Offer" are not satisfied at the initial Expiry Time, Honeywell and the Offeror have agreed to extend the Offer, and continue to extend the Offer, until at least January 31, 2004, (provided that at the initial Expiry Time at least 75% of the Common Shares outstanding at such time have been validly deposited and not withdrawn) or such earlier date on which such conditions may be satisfied or on which it is determined by the Offeror that such conditions cannot be satisfied. The Expiry Time may also be extended at the Offeror's sole discretion pursuant to Section 5 of the Offer to Purchase, "Extension and Variation of the Offer".

3.      MANNER OF ACCEPTANCE

LETTERS OF TRANSMITTAL

The Offer may be accepted by delivering the following documents to the Depositary at any of the offices listed in the Letter of Transmittal accompanying the Offer so as to arrive there not later than the Expiry
Time:

     (a) a duly executed Letter of Transmittal (printed on blue paper) in the form accompanying the Offer to Purchase and Circular or a facsimile thereof, properly completed and duly executed (or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal) as required by the instructions set out in the Letter of Transmittal;

     (b) any other documents required by the instructions set out in the Letter of Transmittal; and

     (c)  either of the following:

          (i) the certificate or certificates representing the Common Shares in respect of which the Offer is being accepted, or

          (ii) confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Common Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth below.

The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility tendering the Common Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against such participant.

Except as otherwise provided in the instructions set out in the Letter of Transmittal or as may be permitted by the Offeror, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution. If a Letter of Transmittal is executed by a person other than the registered holder of the Common Shares represented by the certificate(s) deposited, then the certificate(s) must be endorsed or be accompanied by an appropriate share transfer power of attorney duly and properly completed by the registered holder, with the signature on the endorsement panel or share transfer power of attorney guaranteed by an Eligible Institution.

Shareholders are required to deposit one Right for each Common Share in order to effect a valid deposit of such Common Share (which Rights are also represented by the Common Share certificate(s)).

Common Shares may be deposited in compliance with the procedures set forth below for guaranteed delivery not later than the Expiry Time.

BOOK ENTRY TRANSFER FOR DEPOSITORY TRUST COMPANY PARTICIPANTS

The Depositary will establish an account with respect to the Common Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Common Shares by causing the Book-Entry Transfer Facility to transfer such Common Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Common Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary, at one of its offices listed in the Letter of Transmittal accompanying the Offer, prior to the Expiry Time, or the tendering Shareholder must comply with the guaranteed delivery procedure described below.

Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

PROCEDURE FOR GUARANTEED DELIVERY

If a Shareholder wishes to deposit Common Shares pursuant to the Offer and the certificates representing the Common Shares are not immediately available or the Shareholder is not able to deliver the certificates and all other required documents to the Depositary at or prior to the Expiry Time, those Common Shares may nevertheless be deposited under the Offer provided that all of the following conditions are met:

     (a)  the deposit is made by or through an Eligible Institution;

     (b) a Notice of Guaranteed Delivery (printed on green paper) in the form accompanying the Offer to Purchase and Circular or a facsimile thereof, properly completed and duly executed, including a guarantee by an Eligible Institution in the form specified in the Notice of Guaranteed Delivery, is received by the Depositary at its office in Toronto as set out in the Notice of Guaranteed Delivery, at or prior to the Expiry Time; and

     (c) the certificate(s) representing the deposited Common Shares in proper form for transfer, together with a Letter of Transmittal, properly completed and duly executed, covering the deposited Common Shares, with any required signature guarantees and all other documents required by the Letter of Transmittal, are received by the Depositary at its office in Toronto specified in the Notice of Guaranteed Delivery at or before 5:00 p.m. (Toronto time) on the third trading day on the TSX after the Expiry Time.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile or mail to the Depositary at its office in Toronto as set out in the Notice of Guaranteed Delivery and must include a guarantee by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery. DELIVERY OF THE NOTICE OF GUARANTEED DELIVERY AND THE LETTER OF TRANSMITTAL AND ACCOMPANYING COMMON SHARE CERTIFICATES TO ANY OFFICE OTHER THAN SUCH OFFICE OF THE DEPOSITARY DOES NOT CONSTITUTE DELIVERY FOR PURPOSES OF SATISFYING A GUARANTEED DELIVERY.


GENERAL

In all cases, payment for Common Shares deposited and taken up by the Offeror will be made only after timely receipt by the Depositary of the certificates representing the Common Shares, a Letter of Transmittal or a facsimile thereof, properly completed and duly executed, covering those Common Shares with the signatures guaranteed, if required, in accordance with the instructions set out in the Letter of Transmittal, and any other required documents.

THE METHOD OF DELIVERY OF CERTIFICATES REPRESENTING COMMON SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE PERSON DEPOSITING THE SAME. THE OFFEROR RECOMMENDS THAT ALL SUCH DOCUMENTS BE DELIVERED BY HAND TO THE DEPOSITARY AND A RECEIPT OBTAINED OR, IF MAILED, THAT REGISTERED MAIL, WITH RETURN RECEIPT REQUESTED, BE USED AND THAT PROPER INSURANCE BE OBTAINED.

Shareholders whose Common Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee if they wish to accept the Offer.

All questions as to the validity, form, eligibility (including timely receipt) and acceptance of any Common Shares deposited pursuant to the Offer will be determined by the Offeror in its sole discretion. Depositing Shareholders agree that such determination shall be final and binding. The Offeror reserves the absolute right to reject any and all deposits which it determines not to be in proper form or which may be unlawful to accept under the laws of any jurisdiction. The Offeror reserves the absolute right to waive any defects or irregularities in the deposit of any Common Shares. There shall be no duty or obligation on the Offeror, Honeywell, the Dealer Manager, any Soliciting Dealer or the Depositary or any other person to give notice of any defects or irregularities in any deposit and no liability shall be incurred by any of them for failure to give any such notice. The Offeror's interpretation of the terms and conditions of the Offer to Purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery will be final and binding.

The Offeror reserves the right to permit the Offer to be accepted in a manner other than that set out above.


DIVIDENDS AND DISTRIBUTIONS

Subject to the terms and conditions of the Offer, by accepting the Offer pursuant to the procedures set forth above, a Shareholder deposits, sells, assigns and transfers to the Offeror all right, title and interest in and to the Common Shares covered by the Letter of Transmittal delivered to the Depositary (the "Deposited Securities") and in and to all rights and benefits arising from such Deposited Securities including any and all dividends, distributions, payments, securities, property or other interests which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Deposited Securities or any of them on and after the date of the Offer including any dividends, distributions or payments on such dividends, distributions, payments, securities, property or other interests (collectively, "Distributions"). During the term of the Support Agreement, the Company has agreed to neither declare nor pay any dividends.


POWER OF ATTORNEY

An executed Letter of Transmittal irrevocably appoints, effective on and after the date that the Offeror takes up and pays for the Deposited Securities covered by the Letter of Transmittal (which securities upon being taken up and paid for are, together with any Distributions thereon, referred to as the "Purchased Securities") certain officers of the Offeror and any other person designated by the Offeror in writing (each an "Appointee") as the true and lawful agents, attorneys and attorneys-in-fact and proxies, with full power of substitution, of the depositing Shareholder. The Letter of Transmittal irrevocably authorizes an Appointee, effective on and after the date the Offeror takes up and pays for such Deposited Securities, in the name and on behalf of such Shareholder: (a) to register or record the transfer and/or cancellation of such Purchased Securities (to the extent consisting of securities) on the appropriate register maintained by or on behalf of the Company; (b) for so long as any Purchased Securities are registered or recorded in the name of such Shareholder, to exercise any and all rights of such Shareholder including, without limitation, to vote any of all of the Purchased Securities, to execute, deliver and revoke any and all instruments of proxy, authorizations or consents in form and on terms satisfactory to the Offeror in respect of any or all Purchased Securities and to designate in such instrument, authorization or consent any person or persons as the proxy of such Shareholder in respect of the Purchased Securities for all purposes including, without limitation, in connection with any meeting (whether annual, special or otherwise or any adjournment thereof including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of the Company; and (c) to execute, endorse and negotiate, for and in the name of and on behalf of such Shareholder, any and all cheques or other instruments representing any Distribution payable to or to the order of, or endorsed in favour of, such Shareholder.

A  Shareholder  accepting  the  Offer  under  the  terms of the  Letter  of
Transmittal revokes any and all other authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise, previously conferred or agreed to be conferred by the Shareholder at any time with respect to the Deposited Securities or any Distributions. The Shareholder accepting the Offer agrees that no subsequent authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise will be granted with respect to the Deposited Securities or any Distributions by or on behalf of the depositing Shareholder, unless the Deposited Securities are not taken up and paid for under the Offer. A Shareholder accepting the Offer also agrees not to vote any of the Purchased Securities at any meeting (whether annual, special or otherwise or any adjournment thereof, including without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of the Company and not to exercise any of the other rights or privileges attached to the Purchased Securities, and agrees to execute and deliver to the Offeror any and all instruments of proxy, authorizations or consents in respect of all or any of the Purchased Securities, and to appoint in any such instruments of proxy, authorizations or consents, the person or persons specified by the Offeror as the proxy of the holder of the Purchased Securities. Upon such appointment, all prior proxies and other authorizations (including, without limitation, all appointments of any agent, attorney or attorney-in-fact) or consents given by the holder of such Purchased Securities will be revoked and no subsequent proxies or other authorizations or consents may be given by such person with respect thereto.


FURTHER ASSURANCES

A Shareholder accepting the Offer covenants under the terms of the Letter of Transmittal to execute, upon request of the Offeror, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Securities to the Offeror and acknowledges that all authority conferred or agreed to be conferred may be exercised during any subsequent legal incapacity of such holder and shall, to the extent permitted by law, survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder in the Letter of Transmittal shall be binding upon the heirs, personal representatives, successors and assigns of such holder.


DEPOSITING SHAREHOLDERS' REPRESENTATIONS AND WARRANTIES

The acceptance of the Offer pursuant to the procedures set forth above constitutes an agreement between a depositing Shareholder and the Offeror in accordance with the terms and conditions of the Offer. This agreement includes a representation and warranty by the depositing Shareholder that:
(i) the person signing the Letter of Transmittal has full power and authority to deposit, sell, assign and transfer the Deposited Securities and any Distributions being deposited to the Offer; (ii) the Deposited Securities and Distributions have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the Deposited Securities and Distributions, to any other person; (iii) the deposit of the Deposited Securities and Distributions complies with applicable laws; and (iv) when the Deposited Securities and Distributions are taken up and paid for by the Offeror, the Offeror will acquire good title thereof, free and clear of all liens, restrictions, charges, encumbrances, claims and rights of others.

4.      CONDITIONS OF THE OFFER

Notwithstanding any other provision of the Offer, the Offeror shall have the right to withdraw the Offer and not take up and pay for, or extend the period of time during which the Offer is open for acceptance and postpone taking up and paying for, any Common Shares deposited under the Offer, unless all of the following conditions are satisfied or waived by the Offeror at or prior to the Expiry Time:

     (a) there shall have been validly deposited under the Offer and not withdrawn a number of Common Shares which constitutes at least 90% of the aggregate Common Shares outstanding at the Expiry Time;

     (b) all necessary consents, authorizations, governmental and regulatory approvals, orders, rulings and exemptions (including, without limitation, those of any stock exchange or securities or other regulatory authorities) shall have been obtained on terms and conditions satisfactory to the Offeror, including, without limiting the generality of the foregoing, (i) an advance ruling certificate ("ARC") pursuant to section 102 of the Competition Act shall have been issued by the Commissioner; or (ii) the relevant waiting period in section 123 of the Competition Act shall have expired and a "no action" letter indicating that the Commissioner has determined not to make an application for an order under section 92 of the Competition Act shall have been received from the Commissioner, and any terms and conditions attached to any such letter would not have a materially adverse (as defined in the Support Agreement) effect on either Honeywell or Honeywell's global video controls business or the Company; or
          (iii) pursuant to section 113(c) of the Competition Act the Commissioner shall have waived the obligation to comply with Part IX of the Competition Act and there shall be no threatened or actual application by the Commissioner for an order under section 92 or 100 of the Competition Act in respect of the transactions contemplated hereby which would have a materially adverse effect on either Honeywell or Honeywell's global video controls business or the Company;

     (c) no act, action, suit or proceeding shall have been threatened or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority, stock exchange or administrative agency or commission or by any elected or appointed public official in Canada or elsewhere, whether or not having the force of law and no law, regulation or policy shall have been proposed, enacted, promulgated or applied:

          (i) which has the effect or may have the effect to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to the Offeror of the Common Shares or the right of the Offeror to own or exercise full rights of ownership of the Common Shares,

          (ii) which, if the Offer were consummated, would materially adversely affect the Company or Honeywell or its global video controls business; or

          (iii)which,  if  the  Offer  were  consummated,  would  adversely affect the Company or the Offeror's ability to effect a Compulsory Acquisition or a Subsequent Acquisition Transaction;

     (d) there shall not exist any prohibition at law against the Offeror making the Offer, taking up and paying for any Common Shares deposited under the Offer or completing a Compulsory Acquisition or a Subsequent Acquisition Transaction;

     (e) since the announcement of the Offer, the Company and its subsidiaries shall not have taken or proposed to take any action that has not been disclosed in writing to the Offeror prior to announcement of the Offer, or publicly disclosed that they intend to take any action that has not been disclosed in writing to the Offeror prior to the announcement of the Offer, and the Offeror shall not have otherwise learned of any previous action taken by the Company or its subsidiaries which had not been publicly disclosed prior to the announcement of the Offer, that would have a material adverse effect on the Company or that would prevent the Offeror from proceeding with the Offer or that would impose material limitations or conditions on the purchase by or the sale to the Offeror of the Common Shares under the Offer or the right of the Offeror to own or exercise full rights of ownership of the Common Shares or the Offeror's ability to effect a Compulsory Acquisition or a Subsequent Acquisition Transaction, other than actions that have been consented to by the Offeror;

     (f) there shall be no more than 7,952,952 Common Shares outstanding (which number of Common Shares shall be reduced by any Options which are surrendered to the Company for cancellation and payment in cash in lieu of exercise and cancelled pursuant to such surrender or share appreciation rights that are settled by a cash payment without the transfer or issuance of Common Shares) and all of the Options and any other rights, warrants or entitlements to acquire Common Shares shall have been either exercised or otherwise cancelled, terminated, released surrendered or waived by the holders thereof (and including for this purpose, the cancellation of any Common Shares held by the Company which are not reserved for transfer on account of any Options or share appreciation rights);

     (g) there shall not have been any breach of a covenant, nor shall any representation or warranty be untrue at the date it was given or deemed to have been given, or the date of take-up under the Offer, by the Company pursuant to the provisions of the Support Agreement, except for any breaches or untrue representations which, individually or in the aggregate, would not be materially adverse to the Company or would not prevent the Offeror from or significantly impair the Offeror in proceeding with the Offer or taking up and paying for Common Shares under the Offer or completing a Compulsory Acquisition or all possible Subsequent Acquisition Transactions;

     (h) the Company shall have waived the provisions of the Shareholder Rights Plan in respect of the Offer;

(i) there shall not have occurred, developed or come into effect or existence any event, action, state, condition or financial occurrence of national or international consequence or any law, regulation, action, government regulation, inquiry or other occurrence of any nature whatsoever which materially adversely affects or involves, or may materially adversely affect or involve, the general economic, financial, currency exchange or securities in Canada or elsewhere, or the financial condition, business, operations, assets, affairs or prospects of the Company and its subsidiaries, taken as a whole (other than those reasonably attributable to the announcement of the Offer), or which impairs the Offeror in proceeding with the Offer or taking up and paying for Common Shares deposited under the Offer or that would impose material limitations or conditions on the purchase by or sale to the Offeror of the Common Shares under the Offer or the right of the Offeror to own or exercise full rights of ownership of the Common Shares or the Offeror's ability to effect a Compulsory Acquisition or Subsequent Acquisition Transaction;

(j) there does not exist and there shall not have occurred (or, if there does exist or shall have previously occurred, there shall not have been disclosed, generally or to the Offeror in writing prior to the commencement of the Offer) any change (or any condition, event, circumstance or development involving a prospective change) in the business, assets, operations, capitalization, condition (financial or otherwise), prospects, share or debt ownership, results of operations, cash flows, properties, articles, by-laws, licenses, permits, rights, or privileges, whether contractual or otherwise, or liabilities (including without limitation any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), whether contractual or otherwise, of the Company and its subsidiaries taken as a whole which is or may be materially adverse to the Company or the value of the Common Shares to the Offeror;

(k) there shall not have occurred an actual or announced change in tax legislation applicable to the Company (including a press release issued by the Minister of Finance of Canada to amend the Tax Act or a final rule to further amend the United States Internal Revenue Code of 1986, or an announcement condition, event or development involving a change or a prospective change) that directly or indirectly has or may have a materially adverse effect with respect to the business or operations of the Company and its subsidiaries taken as a whole with respect to the regulatory regime applicable to their respective businesses and operations or with respect to completing a Compulsory Acquisition or Subsequent Acquisition Transaction or that increases or would increase the effective tax cost of the Offer to the Offeror; and

(l) the Offeror shall not have become aware of any untrue statement of material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings prior to the date of the Offer in relation to all matters covered in earlier filings), in any document filed by or on behalf of the Company or any of its subsidiaries with any securities commission or similar securities regulatory authority in any of the provinces of Canada, including without limitation any annual information form, financial statement, material change report or management proxy circular or in any document so filed or released by the Company or its subsidiaries to the public which is materially adverse to the Company or significantly impairs the Offeror in proceeding with the Offer or taking up and paying for Common Shares deposited under the Offer or that would impose material limitations or conditions on the purchase by or sale to the Offeror of the Common Shares under the Offer or the right of the Offeror to own or exercise full rights of ownership of the Common Shares or the
Offeror's ability to effect a Compulsory Acquisition or Subsequent Acquisition Transaction.

The foregoing conditions are for the sole benefit of the Offeror and may be asserted by the Offeror in its sole discretion at any time, regardless of the circumstances giving rise to any such assertion, including any action or inaction by the Offeror. The Offeror may waive any of the foregoing conditions in whole or in part at any time and from time to time in its sole discretion, without prejudice to any other rights which the Offeror may have. The failure by the Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time by the Offeror. Any determination by the Offeror concerning any event or other matter described in the foregoing conditions will be final and binding upon all parties.

Any waiver of a condition or the withdrawal of the Offer shall be effective upon written notice, or other communication confirmed in writing by the Offeror to that effect, to the Depositary at its principal office in Toronto. Forthwith after giving any such notice, the Offeror will make a public announcement of such waiver or withdrawal, cause the Depositary, if required by law, as soon as practicable thereafter to notify the
Shareholders in the manner set forth in Section 11 of the Offer to Purchase, "Notices and Delivery" and provide a copy of the aforementioned public announcement to the TSX and NASDAQ. If the Offer is withdrawn, the Offeror shall not be obligated to take up or pay for any Common Shares deposited under the Offer, and the Depositary will promptly return all certificates representing deposited Common Shares, Letters of Acceptance and Transmittal, Notices of Guaranteed Delivery and related documents to the parties by whom they were deposited at the Offeror's expense. See
Section 8 of the Offer to Purchase, "Return of Deposited Common Shares".

5.      EXTENSION AND VARIATION OF THE OFFER

The Offer is open for acceptance until the Expiry Time, unless the Offer is withdrawn or is extended by the Offeror. In the event that the conditions set forth in paragraphs (a) or (b) of Section 4 of the Offer to Purchase, "Conditions of the Offer" are not satisfied at the initial Expiry Time, the Offeror and Honeywell shall extend the Offer, and continue to extend the Offer, until at least January 31, 2004 (provided that at the initial Expiry Time at least 75% of the Common Shares outstanding at such time have been validly deposited and not withdrawn) or such earlier date on which such conditions may be satisfied or on which it is determined by the Offeror that such conditions cannot be satisfied.

Except as provided above, the Offeror expressly reserves the right, in its sole discretion, at any time and from time to time during the Deposit
Period or at any other time if permitted by law, to extend the Deposit Period or to vary the Offer by giving written notice, or other communication confirmed in writing, of such extension or variation to the Depositary at its principal office in Toronto, and by causing the Depositary as soon as practicable thereafter to communicate such notice to all Shareholders whose Common Shares have not been taken up prior to the extension or variation in the manner set forth in Section 11 of the Offer to Purchase, "Notices and Delivery". The Offeror will as soon as practicable after giving notice of an extension or variation to the Depositary make a public announcement of the extension or variation and provide a copy of the notice to the TSX and NASDAQ. Any notice of extension or variation will be deemed to have been given and be effective at the time on the day on which it is delivered or otherwise communicated to the
Depositary at its principal office in Toronto. Notwithstanding the foregoing, the Offer may not be extended by the Offeror if all of the terms and conditions of the Offer, except those waived by the Offeror, have been fulfilled or complied with, unless the Offeror first takes up all Common Shares validly deposited under the Offer and not withdrawn.

Where the terms of the Offer are varied (other than a variation consisting solely of a waiver of a condition of the Offer), the Deposit Period will not end before ten calendar days after the notice of such variation has been given to Shareholders, unless otherwise permitted by applicable law and subject to abridgement or elimination of that period pursuant to such orders as may be granted by applicable securities regulatory authorities.

If at any time before the Expiry Time, or at any time after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in the Offer to Purchase or the Circular, each as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror), the Offeror will give written notice of such change to the Depositary at its principal office in Toronto, and will cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth in Section 11 of the Offer to Purchase, "Notices and Delivery" to all holders of Common Shares whose Common Shares have not been taken up pursuant to the Offer at the date of the occurrence of the change, if required by applicable law. The Offeror will as soon as practicable after giving notice of a change in information to the Depositary make a public announcement of the change in information and provide a copy of the public announcement to the TSX and NASDAQ. Any notice of change in information will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto.

The Offeror and the Company have agreed in the Support Agreement that the terms of the Offer may be varied by the Offeror, provided that the Offeror shall not, without the Company's consent: (i) increase the number or percentage of Common Shares required to satisfy the Minimum Condition; (ii) decrease the number or percentage of Common Shares required to satisfy the Minimum Condition below 50% of the outstanding Common Shares; (iii) decrease the consideration per Common Share payable under the Offer; (iv) change the form of consideration payable under the Offer (other than to add additional consideration); (v) decrease the number of Common Shares sought under the Offer; (vi) in the event all of the conditions to the Offer are satisfied or waived, extend the period during which Common Shares may be deposited under the Offer without taking up and paying for Common Shares validly deposited under the Offer and not withdrawn; or (vii) impose additional material conditions or otherwise modify or amend the Offer in any manner materially adverse to the Shareholders.

During any such extension or in the event of any such variation or change in information, all Common Shares deposited and not taken up or withdrawn will remain subject to the Offer and may be taken up by the Offeror in accordance with the terms of the Offer, subject to Section 6 of the Offer to Purchase, "Withdrawal of Deposited Securities". An extension of the Deposit Period, a variation of the Offer or a change to information does not constitute a waiver by the Offeror of its rights under Section 4 of the Offer to Purchase, "Conditions of the Offer".

If the consideration being offered for the Common Shares under the Offer is increased, the increased consideration will be paid to all depositing Shareholders whose Common Shares are taken up under the Offer without regard to when such Common Shares are taken up by the Offeror.

6.      WITHDRAWAL OF DEPOSITED SECURITIES

Except as otherwise stated in this Section 6, all deposits of Common Shares pursuant to the Offer are irrevocable. Unless otherwise required or permitted by applicable law, any Common Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder:

     (a) at any time before the Common Shares have been taken up by the Offeror pursuant to the Offer;

     (b) at any time before the expiration of 10 calendar days from the date upon which either:

          (i) a notice of change relating to a change which has occurred in the information contained in the Offer, which change is one that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror) in the event that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer; or

          (ii) a notice of variation concerning a variation in the terms of the Offer (other than a variation consisting solely of an increase in the consideration offered for the Common Shares pursuant to the Offer where the time for deposit is not extended for a period greater than 10 calendar days or a variation consisting solely of a waiver of a condition of the Offer), is mailed, delivered or otherwise properly communicated, but only if such deposited Common Shares have not been taken up by the Offeror at the time of the notice and subject to abridgement of that period pursuant to such order or orders as may be granted by Canadian courts or securities regulatory authorities;

     (c) at any time after three business days from the date the Offeror takes up the Common Shares, if such Common Shares have not been paid for by the Offeror; or

     (d) if after forty-five calendar days from the date of the Offer, the Common Shares have been taken up but have not been paid for by the Offeror prior to receipt by the Depositary of a notice of withdrawal in respect of such Securities.

If the Offeror waives any terms or conditions of the Offer and extends the Offer in circumstances where the rights of withdrawal set forth in Section 6(b) above are applicable, the Offer shall be extended in accordance with applicable law without the Offeror first taking up the Common Shares which are subject to the rights of withdrawal.

Withdrawals of Common Shares deposited under the Offer must be effected by notice of withdrawal made by or on behalf of the depositing Shareholder and must be received by the Depositary at the place of deposit of the applicable Common Shares within the time limits indicated above. Notice of withdrawal must (i) be made by a method, including facsimile transmission, that provides the Depositary with a written or printed copy; (ii) be signed by the person who signed the Letter of Transmittal accompanying, or the Notice of Guaranteed Delivery in respect of, the Common Shares which are to be withdrawn and (iii) specify such person's name, the number of Common Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the Common Shares to be withdrawn. The withdrawal will take effect upon receipt by the Depositary of the properly completed notice of withdrawal. Any signature on the notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in a Letter of Transmittal (as described in the instructions set out in such letter), except in the case of Common Shares deposited for the account of an Eligible Institution. None of the Offeror, the Depositary, the Dealer Manager or any other person will be under any duty to give notice of any defect or irregularity in any notice of withdrawal or shall incur any liability for failure to give such notice.

Withdrawals may not be rescinded and any Common Shares withdrawn will thereafter be deemed not validly deposited for purposes of the Offer. However, withdrawn Common Shares may be redeposited at any time at or prior to the Expiry Time by again following one of the procedures described in
Section 3 of the Offer to Purchase, "Manner of Acceptance".

If the Offeror is delayed in taking up or paying for Common Shares or is unable to take up or pay for Common Shares for any reason, then, without prejudice to the Offeror's other rights, Common Shares may not be withdrawn except to the extent that depositing Shareholders are entitled to withdrawal rights as set forth in this Section 6 or pursuant to applicable laws.

In addition to the foregoing rights of withdrawal, holders of Common Shares in certain provinces of Canada are entitled to statutory rights of rescission or to damages, or both, in certain circumstances. See "Offerees' Statutory Rights" in Section 22 of the Circular.

A  Shareholder  who has  tendered  Common  Shares  through  the  Book-Entry
Transfer Facility must comply with the Book-Entry Transfer Facility's applicable procedures for withdrawal. Book-Entry Transfer Facility participants may electronically transmit a request for withdrawal to the Book-Entry Transfer Facility. The Book-Entry Transfer Facility will then send a "Request Message" to the Depositary. The term "Request Message" means a message transmitted by the Book-Entry Transfer Facility and received by the Depositary, which states that the Book-Entry Transfer Facility has received a request for withdrawal from a Book-Entry Transfer Facility participant and identifies the Common Shares to which the request relates.

A withdrawal of a tender of Common Shares by a Shareholder may be rescinded only by (i) a new transmission of acceptance through the Book Entry Transfer Facility, or (ii) execution and delivery of a new Letter of Transmittal, as the case may be, in accordance with the procedures described herein.

All questions as to the validity (including timely receipt) and form of notices of withdrawal will be determined by the Offeror in its sole discretion, and such determination will be final and binding.

7.      PAYMENT FOR DEPOSITED SECURITIES

Upon the terms and subject to the conditions of the Offer (including but not limited to the conditions specified in Section 4 of the Offer to Purchase, "Conditions of the Offer"), the Offeror will take up Common Shares validly deposited under the Offer and not withdrawn pursuant to
Section 6 of the Offer to Purchase, "Withdrawal of Deposited Securities", not later than ten calendar days after the Expiry Time and will pay for the Common Shares taken up as soon as possible, but in any event not later than three business days after taking up the Common Shares. Any Common Shares deposited under the Offer after the first date on which Common Shares have been taken up and paid for by the Offeror will be taken up and paid for not later than ten calendar days after such deposit.

Subject to applicable law, the Offeror expressly reserves the right in its sole discretion to delay or otherwise refrain from taking up and paying for any Common Shares or to terminate the Offer and not take up or pay for any Common Shares if any condition specified in Section 4 of the Offer to Purchase, "Conditions of the Offer", is not satisfied or waived by the Offeror, by giving written notice thereof, or other communication confirmed in writing, to the Depositary at its principal office in Toronto. The Offeror also expressly reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Common Shares in order to comply, in whole or in part, with any applicable law. The Offeror will not, however, take up and pay for any Common Shares deposited under the Offer unless it simultaneously takes up and pays for all Common Shares then validly deposited under the Offer and not withdrawn.

The Offeror will be deemed to have taken up Common Shares validly deposited under the Offer and not withdrawn if, as and when the Offeror gives written notice or other communication confirmed in writing to the Depositary to that effect.

The Offeror will pay for Common Shares validly deposited under the Offer and not withdrawn by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for transmittal to depositing Shareholders. Under no circumstances will interest accrue or be paid by the Offeror or the Depositary to persons depositing Common Shares on the purchase price of Common Shares purchased by the Offeror, regardless of any delay in making such payment. The Depositary will act as the agent of persons who have deposited Common Shares in acceptance of the Offer for the purposes of receiving payment from the Offeror and transmitting payment to such persons, and receipt of payment by the Depositary shall be deemed to constitute receipt thereof by persons depositing Common Shares.

Settlement will be made by the Depositary issuing or causing to be issued a cheque payable in Canadian funds in the amount to which the person depositing Common Shares is entitled. Unless otherwise directed in the Letter of Transmittal, the cheque will be issued in the name of the registered holder of deposited Common Shares. Unless the person depositing Common Shares instructs the Depositary to hold the cheque for pick-up by checking the appropriate box in the Letter of Transmittal, cheques will be forwarded by first class mail, postage prepaid, to such person at the address specified in the Letter of Transmittal. If no address is specified, a cheque payable in respect of registered Common Shares will be forwarded to the address of the holder as shown on the share register maintained by or on behalf of the Company. Cheques mailed in accordance with this paragraph will be deemed to have been delivered at the time of mailing.

Depositing Shareholders will not be obligated to pay any brokerage fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary or utilize the services of any member of the Soliciting Dealer Group to accept the Offer.

8.      RETURN OF DEPOSITED COMMON SHARES

If any deposited Common Shares are not taken up and paid for pursuant to the terms and conditions of the Offer for any reason or if certificates are submitted for more Common Shares than are deposited, certificates for Common Shares that are not purchased will be returned at the Offeror's expense as soon as practicable after the Expiry Time or withdrawal and early termination of the Offer, as the case may be, by sending certificates representing Common Shares not purchased by first class mail in the name of and to the address specified by the Shareholder in the Letter of Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the share register maintained by or on behalf of the Company.

9.      MAIL SERVICE INTERRUPTION

Notwithstanding the provisions of the Offer to Purchase, the Circular, the Letter of Transmittal or the Notice of Guaranteed Delivery, cheques, share certificates and any other relevant documents will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. Persons entitled to cheques, share certificates and any other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary to which the deposited certificates for Common Shares were delivered until such time as the Offeror has determined that delivery by mail will no longer be delayed. The Offeror will provide notice of any determination not to mail under this Section 9 as soon as reasonably practicable after the making of such determination and in accordance with
Section 11 of the Offer to Purchase, "Notices and Delivery". Notwithstanding Section 7 of the Offer to Purchase, "Payment for Deposited Securities", cheques, certificates or other relevant documents not mailed for the foregoing reason will be conclusively deemed to have been mailed on the first day upon which they are available for delivery to the depositing Shareholder at the appropriate office of the Depositary.

10.     DIVIDENDS AND DISTRIBUTIONS; LIENS

If, on or after the date of the Offer, the Company should divide, combine, reclassify, consolidate, convert or otherwise change any of the Common Shares or its capitalization, or should disclose that it has taken or intends to take any such action, then the Offeror may, in its sole discretion and without prejudice to its rights under Section 4 of the Offer to Purchase, "Conditions of the Offer", make such adjustments as it deems appropriate to the purchase price or other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the consideration payable therefor) to reflect such division, combination, reclassification, consolidation, conversion or other change.

Common Shares acquired pursuant to the Offer shall be transferred by the Shareholder and acquired by the Offeror free and clear of all liens, charges, encumbrances, claims and equities and together with all rights and benefits arising therefrom, including, without limitation, the right to any and all dividends, distributions, payments, securities, rights, assets or other interests which may be declared, paid, issued, distributed, made or transferred on or after date of Offer on or in respect of the Common Shares.

If, on or after the date of the Offer, the Company should declare, make or pay any Distribution (in respect of Common Shares accepted for purchase pursuant to the Offer) which is payable or distributable to the
Shareholders on a record date which is prior to the date of transfer of such Common Shares into the name of the Offeror or its nominees or transferees on the share register maintained by or on behalf of the Company, then without prejudice to the Offeror's rights under Section 4 of the Offer to Purchase, "Conditions of the Offer", the whole of any such Distribution will be received and held by the depositing Shareholder for the account of and for the benefit of the Offeror and will be promptly remitted and transferred by the depositing Shareholder to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer. Pending such remittance, the Offeror will be entitled to all rights and privileges as owner of any such Distribution and may withhold the entire purchase price payable by the Offeror pursuant to the Offer or deduct from the purchase price payable by the Offeror pursuant to the Offer the amount or value of the Distribution, as determined by the Offeror in its sole discretion. The declaration or payment of any such dividend or distribution may have tax consequences not discussed under "Certain Canadian Federal Income Tax Considerations" in Section 17 of the Circular.

11.     NOTICES AND DELIVERY

Without limiting any other lawful means of giving notice, any notice to be given by the Offeror to the Depositary pursuant to the Offer will be deemed to have been properly given to holders of registered Common Shares if it is in writing and is mailed by first class mail, postage prepaid, to registered Shareholders at their respective addresses as shown on the share register maintained by or on behalf of the Company in respect of the Common Shares and will be deemed to have been received on the first business day following the date of mailing. For this purpose, "business day" means any day other than a Saturday, Sunday or statutory holiday in the jurisdiction to which the notice is mailed. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of mail services in Canada or in the United States following mailing. In the event of any interruption of or delay in mail service in Canada or the United States following mailing, the Offeror intends to make reasonable efforts to disseminate notice by other means, such as publication. Except as otherwise required or permitted by law, in the event of any interruption of or delay in mail services following mailing, the Offeror intends to make reasonable efforts to disseminate the notice by other means, such as publication. Except as otherwise required or permitted by law, if post offices in Canada are not open for the deposit of mail, any notice which the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Shareholders if (i) it is given to the TSX and NASDAQ for dissemination through their facilities, (ii) it is published once in the National Edition of The Globe and Mail or The National Post or (iii) it is given to the Canada NewsWire Service for dissemination through their facilities.

The Offer to Purchase, the Circular, the Letter of Transmittal and Notice of Guaranteed Delivery will be mailed to registered holders of Common Shares (and to registered holders of securities exercisable for or convertible into Common Shares) or made available in such other manner as is permitted by applicable regulatory authorities and the Offeror will use its reasonable efforts to furnish such documents to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the security holder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmission to beneficial owners of Common Shares (and securities exercisable into Common Shares) when such list or listing is received.

Whenever the Offer calls for documents to be delivered to the Depositary, such documents will not be considered delivered unless and until they have been physically received at one of the addresses listed for the Depositary in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable. Whenever the Offer calls for documents to be delivered to a particular office of the Depositary, such documents will not be considered delivered unless and until they have been physically received at that particular office at the address listed in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable.

12.     MARKET PURCHASES

The Offeror reserves the right to, and may, acquire or cause an affiliate to acquire, beneficial ownership of Common Shares by making purchases through the facilities of the TSX, subject to applicable laws, at any time and from time to time prior to the Expiry Time. In no event will the Offeror make any such purchases of Common Shares through the facilities of the TSX until the third business day following the date of the Offer. If the Offeror purchases Common Shares through the facilities of the TSX while the Offer is outstanding, the Common Shares so purchased shall be counted in any determination as to whether the Minimum Condition has been fulfilled. The aggregate number of Common Shares so purchased by the Offeror through the facilities of the TSX after the date of the Offer and prior to the end of the Deposit Period will not exceed 5% of the outstanding Common Shares as of the date of the Offer and the Offeror will issue and file a press release containing the information prescribed by law forthwith after the close of business of the TSX on each day on which such Common Shares have been purchased. For these purposes, "Offeror" includes the Offeror and any person or company acting jointly or in concert with the Offeror.

Subject to applicable laws, the Offeror reserves the right to make or enter into an arrangement, commitment or understanding prior to the Expiry Time to sell after the Expiry Time any Common Shares taken up and paid for under the Offer.

13.     OTHER TERMS OF THE OFFER

The Offeror reserves the right to transfer to one or more affiliates of the Offeror the right to purchase all or any portion of the Common Shares deposited pursuant to the Offer, but any such transfer will not relieve the Offeror of its obligations under the Offer and will in no way prejudice the rights of persons depositing Common Shares to receive payment for Common Shares validly deposited and accepted for payment pursuant to the Offer.

NO  BROKER,  DEALER  OR  OTHER  PERSON  HAS  BEEN  AUTHORIZED  TO GIVE  ANY
INFORMATION OR TO MAKE ANY REPRESENTATION OR WARRANTY ON BEHALF OF THE OFFEROR OR ANY OF ITS AFFILIATES IN CONNECTION WITH THE OFFER OTHER THAN AS CONTAINED IN THE OFFER, AND, IF ANY SUCH INFORMATION, REPRESENTATION OR WARRANTY IS GIVEN OR MADE, IT MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NO BROKER, INVESTMENT DEALER OR OTHER PERSON SHALL BE DEEMED TO BE THE AGENT OF THE OFFEROR OR ANY OF ITS AFFILIATES, THE DEALER MANAGER OR THE DEPOSITARY FOR THE PURPOSES OF THE OFFER.

The Offer and all contracts resulting from the acceptance of the Offer shall be governed by and construed in accordance with applicable laws of the Province of Ontario and the federal laws of Canada. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario.

The Offer is not being made to (nor will deposits of Common Shares be accepted from or on behalf of) holders of Common Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Offeror may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Common Shares in any such jurisdiction.

THE OFFEROR IN ITS SOLE DISCRETION SHALL BE ENTITLED TO MAKE A FINAL AND BINDING DETERMINATION OF ALL QUESTIONS RELATING TO THE OFFER TO PURCHASE, THE CIRCULAR, THE LETTER OF TRANSMITTAL AND THE NOTICE OF GUARANTEED DELIVERY, THE VALIDITY OF ANY ACCEPTANCE OF THE OFFER AND THE VALIDITY OF ANY WITHDRAWAL OF COMMON SHARES.

The provisions of the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying the Offer to Purchase, including the instructions contained in such documents, form part of the terms and conditions of the Offer.

The Offer to Purchase and the accompanying Circular together constitute the take-over bid circular required under Canadian provincial securities legislation with respect to the Offer. Shareholders are urged to refer to the accompanying Circular for additional information relating to the Offer.

                                               SW ACQUISITION INC.



                                               By: (signed) Thomas F. Larkins
                                                     Thomas F. Larkins
                                                      President and Secretary



Dated: October 28, 2003

                                  CIRCULAR

This Circular is furnished in connection with the Offer to Purchase dated October 28, 2003 by the Offeror to purchase all of the issued and outstanding Common Shares (including any Common Shares which may become outstanding after the date of the Offer upon the exercise of any Options, warrants or other rights to purchase Common Shares (other than Rights)), at a price of Cdn. $11.27 in cash per Common Share. The terms and provisions of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery are incorporated into and form part of this Circular. Shareholders should refer to the Offer to Purchase for details of its terms and conditions, including details as to payment and withdrawal rights. Defined terms used in the Offer to Purchase are used in this Circular with the same meaning unless the context otherwise requires.

Except as otherwise indicated, the information concerning the Company contained in the Offer to Purchase and this Circular has been taken from or based upon publicly available documents and records on file with Canadian securities regulatory authorities and other public sources. Although the Offeror has no knowledge that would indicate that any statements contained in this document relating to the Company taken from or based upon such documents and records are untrue or incomplete, neither the Offeror, Honeywell nor any of their respective officers or directors assumes any responsibility for the accuracy or completeness of the information relating to the Company taken from or based upon such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Offeror.

1.      THE OFFEROR AND HONEYWELL

The Offeror was incorporated under the BCCA on October 3, 2003 as 678669 B.C. Ltd. The Offeror's corporate name was changed to SW Acquisition Inc. on October 24, 2003. The Offeror is an indirect wholly-owned subsidiary of Honeywell. The Offeror carries on no business other than in respect of the Offer. The registered office of the Offeror is located at Suite 1600 Cathedral Place, 925 West Georgia Street, Vancouver, British Columbia, V6C 3L2.

Honeywell was incorporated in Delaware in 1985. Honeywell is a diversified technology and manufacturing company, serving customers worldwide with aerospace products and services, control, sensing and security technologies for buildings, homes and industry, automotive products, specialty chemicals, fibers and electronic and advanced materials. Total worldwide employment at December 31, 2002 was approximately 108,000 people. Honeywell and its subsidiaries have operations in over 1,000 locations consisting of plants, research laboratories, sales offices and other facilities. Honeywell's headquarters and administrative complexes are located at Morristown, New Jersey.

The common shares of Honeywell are listed on the New York, Chicago, Pacific and London stock exchanges. As at December 31, 2002, Honeywell had 854,000,000 common shares outstanding.

2.      THE COMPANY

The Company is a corporation incorporated under and governed by the BCCA. The Company is a provider to the worldwide security surveillance business. The Company and its subsidiaries design, manufacture, market and service products for certain segments of that business, primarily closed circuit television ("CCTV") cameras, digital storage devices and related products for industrial and institutional customers and mobile CCTV products for school bus and transit customers. The principal office of the Company is in Surrey, British Columbia and its primary operations are located there. As of July 31, 2003, the Company had approximately 165 employees.

The authorized capital of the Company consists of 100,000,000 Common Shares and 10,000,000 preference shares, of which 1,450,000 are designated as Series A preferred. As of October 10, 2003, the Company had outstanding 7,468,541 Common Shares (excluding Common Shares held by the Company which have not been cancelled). As of October 10, 2003, there were options outstanding to purchase 427,000 Common Shares and 164,416 share appreciation rights exercisable for cash (based on the price of Common Shares) or for Common Shares of equivalent value.

The Company is subject to the information and reporting requirements of the Securities Act (British Columbia), the Securities Act (Ontario), the Exchange Act, and the rules of the TSX and NASDAQ. In accordance with such requirements, the Company is required to file reports, financial statements and other information with certain securities regulatory authorities in Canada and the United States relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Common Shares and any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy circulars distributed to Shareholders and filed with securities regulatory authorities and may be inspected at the offices or through the facilities of such securities regulatory authorities. In addition, certain of the reports, financial statements (including interim financial statements), proxy circulars and other information may be accessed through the website maintained through the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com and at the U.S. Securities and Exchange Commission web site at http://www.sec.gov.

Pursuant to the provisions of the Securities Act (British Columbia), the Securities Act (Ontario) and the securities laws of various provinces of Canada, the directors of the Company are required to send a directors' circular to all Shareholders in connection with the Offer and disclose, together with other information, any material change in the affairs of the Company.

3.      BACKGROUND TO THE OFFER

On June 12, 2003, Mr. Rob Bakshi, Chairman and Chief Executive Officer of the Company, and a representative of Credit Suisse First Boston ("CSFB"), the Company's financial advisors, met with Mr. Bo Andersen, Vice President, Business Development, Honeywell Automation & Control Solutions and Mr. J.
P. Chalmin, Senior Vice President, Business Development, Honeywell Security Group, in Chicago, Illinois. Mr. Bakshi made a presentation to Messrs. Andersen and Chalmin about the business and prospects of the Company. The parties agreed to enter into a mutual non-disclosure agreement and to continue discussions regarding a possible transaction between the Company and Honeywell.

On July 24, 2003, Ms. Anne Madden, Vice President, Corporate Development of Honeywell and Mr. Andersen telephoned CSFB to discuss specific steps for formally proposing an acquisition transaction to the Company. Honeywell submitted a non-binding expression of interest regarding a potential transaction to the Company on July 29, 2003. Shortly thereafter, CSFB informed Ms. Madden that the Company was soliciting indications of interest from other potential parties and a data room was being established in Vancouver, British Columbia to facilitate due diligence review of the Company by all interested parties.

From August 12 through August 15, 2003, members of Honeywell's management together with its outside advisors reviewed materials made available at the offices of the Company's legal advisors, McCarthy Tetrault LLP, conducted site visits and interviewed management of the Company. During the next six weeks, members of Honeywell's management continued an extensive due diligence review of the Company.

At the close of the process soliciting indications of interest on October 1, 2003, Honeywell submitted a letter in which it proposed to offer to acquire at a significant premium to the prevailing trading price of the Company's Common Shares, all of the issued and outstanding Common Shares of the Company via a public take-over bid. The making of the offer was subject to a number of conditions, including negotiation of a definitive support agreement with the Company and deposit agreements with each of Messrs. Bakshi, Opinder Singh (Tom) Gill, the Chief Operating Officer of the
Company,  and Ms. Vinod  Bakshi,  Mr.  Bakshi's  spouse.

On October 2 and October 3, 2003, representatives of CSFB held numerous discussions with representatives of Honeywell regarding Honeywell's letter of October 1, 2003. Following a meeting of the independent committee of the Board of Directors of the Company to discuss the results of the process soliciting indications of interest, CSFB informed Honeywell on October 3, 2003 that the Company wished to enter into negotiations to explore whether a definitive support agreement could be agreed upon.

From October 4 to October 10, 2003, while Honeywell was completing its confirmatory diligence review, Honeywell and the Company together with their respective advisors negotiated the terms of the Support Agreement. Concurrently, Messrs. Bakshi and Gill, Ms. Baskshi and Honeywell, together with their respective advisors, negotiated the terms of the Deposit
Agreements. Following such negotiations and further diligence review, Honeywell indicated it was prepared to proceed with an acquisition transaction at a price of $11.27 per Common Share.

On October 10, 2003, Honeywell was advised that the Board of Directors of the Company had met and received the unanimous recommendation of the independent committee to support the Offer and that after considering the foregoing and receiving advice from its financial and legal advisors, the Board of Directors of the Company approved the Support Agreement, waived the application of the Company's Shareholder Rights Plan with respect to the Offer and unanimously resolved to recommend that shareholders of the Company accept the Offer. The Support Agreement and the Deposit Agreements were executed on October 10, 2003 after the close of business in Vancouver.

On October 10, 2003, after the closing of the TSX, Honeywell and the Company jointly issued a press release announcing that Honeywell would make the Offer.

As set forth in the Directors' Circular, the Board of Directors of the Company unanimously recommends that all Shareholders accept the Offer.

4.      AGREEMENTS RELATING TO THE OFFER


SUPPORT AGREEMENT

On October 10, 2003, Honeywell, the Offeror and the Company entered into the Support Agreement. The Support Agreement sets forth various representations and warranties about Honeywell, the Offeror and the Company, the terms and conditions under which the Offeror agreed to make the Offer and the agreement by the Company to take certain actions in support of the Offer. The Support Agreement also establishes the conditions of the Offer, which are set forth in Section 4 of the Offer to Purchase, "Conditions of the Offer".

The Offeror and the Company have agreed in the Support Agreement that the terms of the Offer may be varied by the Offeror, provided that the Offeror shall not, without the Company's consent: (i) increase the number or percentage of Common Shares required to satisfy the Minimum Condition; (ii) decrease the number or percentage of Common Shares required to satisfy the Minimum Condition below 50% of the outstanding Common Shares; (iii) decrease the consideration per Common Share payable under the Offer; (iv) change the form of consideration payable under the Offer (other than to add additional consideration); (v) decrease the number of Common Shares sought under the Offer; (vi) in the event all of the conditions to the Offer are satisfied or waived, extend the period during which Common Shares may be deposited under the Offer without taking up and paying for Common Shares validly deposited under the Offer and not withdrawn; or (vii) impose additional material conditions or otherwise modify or amend the Offer in any manner adverse to the Shareholders.

Pursuant to the Support Agreement, the Company has agreed that, among other customary conditions relating to the conduct of its business, it shall, and shall cause each of its subsidiaries to, conduct its businesses in the ordinary course and in a manner consistent with past practice. In addition, the Company has agreed not to: (i) alter any of the provisions of the constating documents of the Company, (ii) consolidate, subdivide, reclassify, alter or reduce its share capital in any way or repurchase, redeem or otherwise acquire any of its shares, (iii) subject to certain conditions, make an allotment of, issue, reissue or sell, any Common Shares or preference shares of the Company, grant or amend the terms of any Option, right or warrant to subscribe for or acquire, any of its shares or issue securities convertible or exchangeable into or for Common Shares or
(iv) declare or pay any dividends, including for the purpose of effecting a share subdivision, or make any payment or distribution with respect to its shares;

The Support Agreement may be terminated by the Offeror or the Company: (i) after January 31, 2004 if the Offeror has not purchased any Common Shares pursuant to the Offer (provided that the terminating party is not in violation of the Support Agreement or the Offer at the time of such termination) or (ii) if any permanent order, decree, ruling or other action of a court or other competent authority restrains, enjoins or otherwise
prevents   the   consummation   of  the   Offer  and   becomes   final  and
non-appealable.

The Support Agreement may be terminated by the Offeror if: (i) the Minimum Condition or any other condition of the Offer is not satisfied or waived by the Offeror before the initial Expiry Time (subject to the requirement of the Offeror to continue to extend the Offer, until at least January 31, 2004 or such earlier date as the Minimum Condition is satisfied or waived, provided that at the initial Expiry Time at least 75% of the Common Shares outstanding at such time have been validly deposited and not withdrawn);
(ii) the Company is in default of any material obligation under the Support Agreement or any representation or warranty of the Company under the Support Agreement is untrue in any material respect, which is not curable, or, if curable, is not cured within the later of (x) two business days after notice of such default has been given and (y) the satisfaction of all conditions to the Offer not related to such default; (iii) the Board of Directors withdraws or changes its recommendation to Shareholders in a manner that has substantially the same effect as a withdrawal; (iv) the Board of Directors recommends that holders of Common Shares accept, or vote in favour of, a bona fide competing proposal (within the meaning of the Support Agreement) which is determined by the Board of Directors in good faith by majority vote of its members, after consultation with the Company's financial advisors, to be one which would, if consummated in accordance with its terms, result in a transaction more favourable to the holders of the Common Shares than the Offer by an amount of not less than $0.50 per share (as it may be amended) (a "Superior Proposal").

The Support Agreement may be terminated by the Company if: (i) prior to the taking up and payment for Common Shares under the Offer, the Offeror or Honeywell is in default of any material obligation under the Support
Agreement or any representation or warranty of the Offeror or Honeywell under the Support Agreement is untrue in any material respect, which is not curable, or, if curable, is not cured within the later of (x) two business days after notice of such default has been given and (y) the satisfaction of all conditions to the Offer not related to such default or (ii) the Board of Directors authorizes the Company to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal.

In addition, the Company has agreed in the Support Agreement that it shall, and shall cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to any competing proposal. Except as expressly contemplated by the Support Agreement, the Company is prohibited from, directly or indirectly, soliciting, initiating or knowingly encouraging the submission of any competing proposal; provided that, subject to the Company's obligations in the Support Agreement to notify Honeywell, the Support Agreement will not prohibit the Company from engaging in discussions or negotiations with a third party or providing information in respect of, or otherwise responding to, or negotiating, approving and recommending to holders of Common Shares, an unsolicited bona fide competing proposal if the Board of Directors of the Company determines in good faith, after consultation with and receiving advice from legal counsel and the Company's financial advisors, that such proposal may constitute or lead to a Superior Proposal or that such action is otherwise required by reason of the fiduciary duties of the directors of the Company under applicable law.

If the Support Agreement is terminated, the Offeror may withdraw or terminate the Offer.

Provided that the Offeror and Honeywell are not in material default of their obligations under the Support Agreement, a termination fee of $3.52 million will be payable by the Company to Honeywell if: (i) the Board of Directors has withdrawn, redefined or changed any of its recommendations or determinations of the Offer in a manner adverse to the Offeror or shall have resolved to do so prior to the Expiry Time; (ii) the Board of Directors shall have failed to reaffirm its recommendation of the Offer by press statement within five full business days after the public announcement or commencement of any competing proposal (or, in the event that the Offer shall be scheduled to expire within such five business days, prior to the scheduled expiry of the Offer); (iii) the Board of Directors shall have recommended that holders of Common Shares accept, or vote in favour of, a competing proposal; (iv) a competing proposal has been made and publicly announced prior to the Expiry Time and not withdrawn at least five days prior to the Expiry Time, and the Offer is not completed as a result of the Minimum Condition not being satisfied and more than 20% of the Common Shares outstanding at such time are acquired under such competing proposal; (v) the Company consummates a competing proposal that was first made by a third party prior to the Expiry Time within 270 days of the termination of the Support Agreement or such third party acquires control of the Company within 270 days of the termination of the Support Agreement; (vi) in certain limited circumstances only, if the Company enters into a definitive agreement with respect to a competing proposal with any third party, prior to the expiration of 180 days following the termination of the Support Agreement, and thereafter consummates such competing proposal; (vii) the Support Agreement is terminated as a result of the Board of Directors authorizing the Company to enter into a Superior Proposal; or (viii) the Company fails to comply with or breaches any covenant made in the Support Agreement or any representation or warranty of the Company in the Support Agreement is untrue, which failure, breach or misrepresentation, if not cured, would be reasonably likely to be materially adverse to the Company or reasonably likely to prevent the Offeror from proceeding with the Offer or impose material limitations or conditions on the purchase by or sale to the Offeror of the Common Shares under the Offer or the right of the Offeror to own or exercise full rights of ownership of the Common Shares or the Offeror's ability to effect a Compulsory Acquisition or Subsequent Acquisition Transaction, and which is not curable or, if curable, is not cured within the later of (x) two business days after notice of such failure, breach or misrepresentation has been given by the Offeror to the Company and (y) the satisfaction of all conditions of the Offer not related to such failure, breach or misrepresentation.

For a summary of additional terms of the Support Agreement, see Section 14 of the Circular, "Arrangements, Agreements or Understandings".

5.      REASONS TO ACCEPT THE OFFER

The Offeror believes that the Offer price of $11.27 per Common Share in cash is a full and fair price for the Common Shares which it is seeking to purchase under the Offer. Shareholders should consider the following factors in making their decision to accept the Offer:

     (a) the unanimous determination of the Board of Directors, after receiving financial and legal advice, that the Offer is fair to Shareholders and their unanimous recommendation that Shareholders accept the Offer;

     (b) liquidity afforded to Shareholders by the all-cash consideration payable under the Offer; and

     (c) Shareholders will receive a significant premium over the trading price of the Common Shares prior to the announcement of the Offer. On October 10, 2003, prior to the public announcement of the intention to make the Offer, the closing price of the Common Shares on the TSX was $7.25. The Offer price of $11.27 per Common Share represents a premium of approximately 55% over the closing price on the TSX on October 10, 2003 and a premium of approximately 61% over the 10 day average closing price on the TSX prior to the announcement of the Offer.

6.      PURPOSE OF THE OFFER AND PLANS FOR THE COMPANY


PURPOSE OF THE OFFER

The purpose of the Offer is to enable the Offeror to acquire all of the Common Shares.

     If the conditions of the Offer are satisfied or waived and the Offeror takes up and pays for the Common Shares validly deposited under the Offer, the Offeror currently intends to acquire any Common Shares not deposited under the Offer by Compulsory Acquisition, if available, or propose a Subsequent Acquisition Transaction within 180 days after the Offeror takes up and pays for Common Shares deposited under the Offer, in each case at a cash price of $11.27 per Common Share. However, the Offeror reserves the right not to propose a Compulsory Acquisition or Subsequent Acquisition Transaction, or to propose a Subsequent Acquisition Transaction on terms not described in this Circular. See Section 18 of the Circular, "Acquisition of Common Shares Not Deposited". If the Minimum Condition is satisfied, the Offeror should own sufficient Common Shares to effect a Compulsory Acquisition or Subsequent Acquisition Transaction. If the Offeror waives the Minimum Condition and the Offer is accepted by the holders of more than 75% of the outstanding Common Shares and a Compulsory Acquisition is not available or otherwise not proposed, the Offeror currently intends to cause a special meeting of Shareholders to be called to consider an amalgamation, statutory arrangement, capital reorganization or other transaction that constitutes a Subsequent Acquisition Transaction for the purpose of enabling the Offeror or an affiliate of the Offeror to acquire all of the Common Shares not acquired under the Offer.


PLANS FOR THE COMPANY

Following the successful completion of the Offer, Honeywell proposes to review its global video controls operations and the operations of the Company to determine how best to combine them.

If permitted by applicable law, subsequent to the completion of the Offer and a Compulsory Acquisition or any Subsequent Acquisition Transaction, if necessary, the Offeror intends to delist the Common Shares from the TSX and NASDAQ and will take all steps to terminate the Company's status as a "reporting issuer" for purposes of relevant Canadian securities legislation and to terminate its reporting obligations under the Exchange Act. See
Section 12 of the Circular, "Effect of the Offer on the Market for Common Shares; Stock Exchange Listings and Public Disclosure by the Company".

7.      SOURCE OF FUNDS

The Offeror estimates that if it acquires all of the Common Shares pursuant to the Offer, the total cash amount required to purchase such securities and pay related fees and expenses will be approximately $86 million. The Offeror currently intends to finance the Offer through internal funding provided by Honeywell or its affiliates.

8.      BENEFICIAL OWNERSHIP OF AND TRADING IN SECURITIES

No securities of the Company are currently beneficially owned by Honeywell or the Offeror. Honeywell has entered into three Deposit Agreements pursuant to which three Shareholders of the Company have agreed, subject to the terms of their respective Deposit Agreements, to irrevocably deposit their Common Shares to the Offer. For more information, see Section 13 of the Circular, "Commitments to Acquire Shares".

Other than as set forth below, neither the Offeror nor any director or senior officer of the Offeror nor, to the knowledge of the directors and senior officers of the Offeror, after reasonable inquiry, any associate of the directors or senior officers of the Offeror, any person holding more than 10% of any class of equity securities of the Offeror, or any person acting jointly or in concert with the Offeror, beneficially owns or exercises control or direction over any securities of the Company.

                            LIST OF 10% HOLDERS

                                NUMBER OF                PERCENTAGE OF
     SHAREHOLDER            COMMON SHARES HELD      COMMON SHARES OUTSTANDING
     -----------            ------------------      -------------------------

FMR Corp. ................      750,000(1)                   10.0%(1)

----------------

(1) Based on Amendment No. 1 to the Schedule 13G filed with the U.S. Securities and Exchange Commission by FMR Corp. on September 10, 2003.

Neither the Offeror nor, to the knowledge of the directors or senior officers of the Offeror after reasonable inquiry, any of the persons and companies referred to above, has traded in any securities of the Company during the six months preceding the date hereof.

9.      PRICE RANGE AND TRADING VOLUME OF COMMON SHARES

The Common Shares are listed and posted for trading on the TSX and NASDAQ. The TSX is the principal market for the Common Shares. The following table sets forth, for the periods indicated, the high and low prices and the volume of trading of the Common Shares.



                      TORONTO STOCK EXCHANGE          NASDAQ SMALLCAP MARKET
                      ----------------------          ----------------------
                             (CDN $)                          (US $)
                             -------                          ------
                    HIGH      LOW       VOLUME      HIGH       LOW      VOLUME
                    ----      ---       ------      ----       ---      ------
2003                ($)       ($)        ($)         ($)       ($)        ($)
January             6.75      6.00     268,350      4.45       3.90      48,170
February            6.63      6.18     117,590      4.39       4.00      87,500
March               6.60      5.68     123,100      5.30       3.85      50,100
April               6.35      5.15     332,450      4.45       3.53      73,100
May                 6.45      5.50      90,720      4.73       4.00      28,450
June                5.55      4.80     110,190      4.04       3.51      36,100
July                5.50      4.60     648,860      3.95       3.00     150,500
August              7.00      5.12     551,000      5.00       3.77     143,900
September           7.85      6.12     305,050      5.69       4.48     165,790
October 1 to 23    11.45      6.70   2,191,849      9.67       5.00   1,037,360

2002
October             5.75      4.00     281,070      3.93       2.50      76,200
November            6.90      4.95     351,200      4.40       3.13     100,540
December            7.25      6.10     149,420      4.75       3.30      55,530


On October 10, 2003, prior to the public announcement by the Offeror of its intention to make the Offer, the closing price for the Common Shares on the TSX was $7.25. The Offer price of $11.27 represents a premium of approximately 55% over the closing price for the Common Shares on the TSX on October 10, 2003 and a premium of approximately 61% over the 10-day average closing price on the TSX prior to the announcement of the Offer.

Shareholders  are urged to obtain a current market quotation for the Common
Shares.

10.     DIVIDEND AND DIVIDEND POLICY

According to publicly available information, the Company has not declared dividends on the Common Shares and does not anticipate that it will do so in the foreseeable future. The Company's present policy is to retain future earnings for use in its operations and to expand its business.

11.     PREVIOUS DISTRIBUTIONS OF COMMON SHARES

Based on publicly available information, during the five years prior to the date hereof the Company did not complete any distributions of Common Shares (excluding Common Shares distributed pursuant to the exercise of Options, share appreciation rights, warrants and conversion rights).

12. EFFECT OF THE OFFER ON THE MARKET FOR COMMON SHARES; STOCK EXCHANGE LISTINGS AND PUBLIC DISCLOSURE BY THE COMPANY

Market for the Common Shares. The purchase of the Common Shares by the Offeror pursuant to the Offer will reduce the number of Common Shares that might otherwise trade publicly and will reduce the number of holders of Common Shares and, depending on the number of Common Shares acquired by the Offeror, could adversely affect the liquidity and market value of any remaining Common Shares held by the public.

Listings and Quotations. The rules and regulations of the TSX and NASDAQ establish certain criteria which, if not met, could lead to the delisting of the Common Shares from such exchanges. Among such criteria are the number of Shareholders, the number of Common Shares publicly held and the aggregate market value of Common Shares publicly held. Depending upon the number of Common Shares purchased pursuant to the Offer, it is possible that the Common Shares would fail to meet these criteria for continued listing on such exchanges. If permitted by applicable law, subsequent to completion of the Offer or a Compulsory Acquisition or any Subsequent Acquisition Transaction, if necessary, the Offeror intends to apply to delist the Shares from such exchanges. If the Shares are delisted from such exchanges, the extent of the public market for the Common Shares and the availability of price or other quotations would depend upon the number of Shareholders, the number of Common Shares publicly held and the aggregate market value of the Common Shares remaining at such time, the interest in maintaining a market in Common Shares on the part of securities firms, whether the Offeror remains subject to public reporting requirements and other factors.

Public Disclosure by the Company in Canada. After the purchase of the Common Shares under the Offer, the Company may cease to be subject to the public reporting and proxy solicitation requirements of the BCCA and the securities laws of certain provinces of Canada. Furthermore, it may be possible for the Company to request the elimination of the public reporting requirements of any province where a small number of Shareholders reside. If permitted by applicable law, subsequent to the completion of the Offer or a Compulsory Acquisition or any Subsequent Acquisition Transaction, the Offeror intends to cause the Company to cease to be a reporting issuer under the securities laws of each such province.

Exchange Act Registration. The Common Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the Common Shares are not quoted on NASDAQ and there are fewer than 300 record holders of the Common Shares resident in the United States. The termination of registration of the Common Shares under the Exchange Act would substantially reduce the information required under United States securities legislation to be furnished by the Company to holders of Common Shares and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company. The Offeror intends to seek to cause the Company to apply for termination of registration of the Common Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

13.     COMMITMENTS TO ACQUIRE SHARES

On October 10, 2003, Honeywell entered into Deposit Agreements with Rob Bakshi, Opinder Singh (Tom) Gill and Vinod Bakshi (the "Depositing Shareholders"), pursuant to which the Depositing Shareholders have agreed to deposit pursuant to the Offer and not withdraw, except in certain limited circumstances, an aggregate of 613,190 Common Shares beneficially owned by them and, if issued, 312,500 Common Shares issuable upon the exercise of all Options held by them. The Depositing Shareholders have also agreed to deposit under the Offer any Common Shares subsequently acquired by such shareholders. The Shareholders have also granted Honeywell an irrevocable proxy to vote each Depositing Shareholder's Common Shares in furtherance of such shareholder's obligation's under his or her respective Deposit Agreement and the Company's obligations under the Support Agreement during the term of the respective Deposit Agreement.

Mr. Gill has covenanted to exercise all share appreciation rights for cash payment to the extent permitted under the plan of the Company governing the share appreciation rights.

The Deposit Agreements also provide, among other things, that each Depositing Shareholder: (i) will notify the Offeror within 24 hours of becoming aware of a proposal which, if made in writing, could constitute a competing proposal including the identity of any prospective offeror and the person making the competing proposal; (ii) will not option, sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey the Depositing Shareholder's Common Shares, or any right or interest therein (legal or equitable), to any person, entity or group or agree to do any of the foregoing; (iii) will not grant or agree to grant any proxy or other right to vote the Depositing Shareholder's Common Shares, or enter into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind as to the Depositing Shareholder's Common Shares; (iv) will exercise the voting rights attaching to the Depositing Shareholder's Common Shares and otherwise use its best efforts to cause the Company to comply with its obligations under the Support Agreement; (v) will not purchase or obtain or enter into any agreement or right to purchase any additional Common Shares; (vi) if applicable, will resign as a director of the Company effective at the time and in the manner requested by Honeywell, after the Offeror takes up and pays for the Depositing
Shareholder's Common Shares; and (vii) will not take, and shall not authorize or permit any investment banker, financial advisor, attorney, accountant or other representative of his to take, any action of any kind, indirectly or directly, to oppose, frustrate or delay the take up and payment for the Common Shares deposited under the Offer or the completion of the Offer, including but not limited to any action to solicit, initiate, knowingly assist or knowingly encourage inquiries, submissions, proposals or offers from any other person, entity or group, and will cease immediately and not continue in any discussions or negotiations the Depositing Shareholder is carrying on regarding, or furnish to any other person, entity or group, any confidential, non-public information with respect to, any competing proposal. Notwithstanding the foregoing, nothing contained in the Deposit Agreements shall: (A) prevent a Depositing Shareholder, in his capacity as a director or officer of the Company, if applicable, from engaging in discussions or negotiations with a third party or providing information in respect of, or otherwise responding to, or negotiating, approving and recommending to holders of Common Shares, an unsolicited bona fide competing proposal if the Board of Directors of the Company has determined in good faith that such proposal may constitute or lead to a Superior Proposal or that such action is otherwise required by reason of the fiduciary duties of the directors of the Company under applicable law, or (B) preclude the Depositing Shareholder, in his capacity as a director or officer of the Company, from responding, within the time and manner required by the applicable laws, to any take over bid or any business combination or similar transaction involving the Company or any of its subsidiaries or assets or tender or exchange offer made for the Common Shares.

The Deposit Agreements are each terminable by the Depositing Shareholders if: (i) the Offer has not been made as provided in the Support Agreement;
(ii) the Offer does not substantially conform with the description in the Support Agreement or the provisions of such Deposit Agreement; (iii) Common Shares deposited under the Offer (including the Depositing Shareholder's Common Share) have not, for any reason whatsoever, been taken up and paid for on or before the end of the tenth calendar day following the Expiry Time; (iv) the Offer is abandoned by the Offeror; (v) the Support Agreement is terminated in accordance with its terms; and (vi) subject to certain conditions, after January 31, 2004, the Offeror has not purchased any Common Shares pursuant to the Offer, other than as a result of the material breach by such Depositing Shareholder of any material covenant or obligation under the Deposit Agreement or as a result of any representation or warranty of a Depositing Shareholder in the Deposit Agreement being untrue or incorrect in any material respect.

The Deposit Agreements are each terminable by Honeywell if: (i) a Depositing Shareholder has not complied in all material respects with his or her covenants to Honeywell contained therein; (ii) any of the representations and warranties of a Depositing Shareholder contained therein is untrue or inaccurate; (iii) the Company has not complied in all material respects with its covenants to Honeywell under the Support Agreement; (iv) the conditions to the Offer are not satisfied or waived by the Offeror on or prior to the expiry of the Offer; or (v) the Support Agreement is terminated.

14.     ARRANGEMENTS, AGREEMENTS OR UNDERSTANDINGS

Except for the Deposit Agreements and as provided below, there are no arrangements or agreements made or proposed to be made between the Offeror and any of the directors or senior officers of the Company and no payments or other benefits are proposed to be made or given by the Offeror by way of compensation for loss of office or as to such directors or senior officers remaining in or retiring from office if the Offer is successful.

Under the Support Agreement, the Offeror has agreed that if it takes up and pays for Common Shares pursuant to the Offer, it shall cause the Company to agree to honour and comply with the terms of all existing employment and severance agreements or policies of the Company or by which it is bound, as the same may be amended or modified as permitted under the Support Agreement.

The Support Agreement also provides that promptly upon the purchase by the Offeror pursuant to the Offer of such number of Common Shares which, together with the Common Shares held by or on behalf of the Offeror and Honeywell, represents at least a majority of the outstanding Common Shares, and from time to time thereafter, the Offeror shall be entitled to designate such number of directors of the Board of Directors and any committees thereof (rounded up to the next whole number of directors) as is proportionate (determined after giving effect to the directors to be appointed or elected under this section) to the percentage of outstanding Common Shares beneficially owned by or on behalf of the Offeror and Honeywell, and the Company shall not frustrate the Offeror's attempts to do so and shall cooperate with the Offeror to enable the Offeror's designees to be elected or appointed to the Board of Directors, including, without limitation, at the request of the Offeror, by using its best efforts to increase the number of directors comprising the Board of Directors and/or securing the resignations of such number of directors as is necessary to cause the Offeror's designees to be so elected or appointed to the Board of Directors.

In addition, under the Support Agreement the Offeror has agreed that all rights to indemnification or exculpation now existing in favour of the directors or officers of the Company or of any subsidiary as provided in the Company's articles or by-laws or in any indemnification agreement, made in accordance with applicable laws, in existence on the date of the Support Agreement will survive the Offer and any Subsequent Acquisition Transaction and shall continue in full force and effect for a period of not less than the limitation period applicable under the statutes of limitation applicable to such matters. For a period of six years after the date the Offeror takes up and pays for Common Shares under the Offer, the Offeror has agreed to cause to be maintained in effect for all present and former directors and officers of the Company, coverage under directors' and officers' liability insurance policies with respect to claims arising from facts or events that occurred prior to the date of their resignations.

Subject to approval by Canadian securities regulatory authorities that the following employment arrangements are made for reasons other than to increase the value of the consideration paid to such officers of the Company for their Common Shares and may be entered into despite section 107(2) of the Securities Act (British Columbia), section 97(2) of the Securities Act (Ontario) and the equivalent provisions of other Canadian securities laws (to which authorities application for such approval has been made), Honeywell has agreed to the terms of proposed employment arrangements (the "Offer Letters") with Rob Bakshi, Chairman of the Board, Chief Executive Officer and President and Opinder Singh Gill, Chief Operations Officer. The Offer Letters set forth the terms of the continued employment of these individuals with the Company following consummation of the acquisition of the Company by the Offeror and Honeywell's obligations under the offer letters are contingent upon the consummation of the acquisition of the Company by the Offeror.

The Offer Letter with Mr. Bakshi proposes that he will be appointed as Leader or Group President (or a similar title) responsible for the overall management of Honeywell's Global Video Controls Business, a division of Honeywell with worldwide sales of approximately U.S. $150 million (into which the Company's is proposed be integrated following consummation of the acquisition by the Offeror). The Offer Letter with Mr. Bakshi has the following material terms and conditions: (a) a base salary of $340,000; (b) an incentive bonus, payable in March 2004 if Mr. Bakshi remains employed by Honeywell at that time, of $60,000 for the period of July 1 to December 31, 2003; (c) an annual target bonus of 35% of base salary in accordance with Honeywell's executive incentive compensation plans; (d) a grant of 10,000 Honeywell stock options during the first quarter of 2004 and eligibility to receive further annual grants of between 5,000 and 15,000 stock options thereafter (e) an initial award of 60,000 Honeywell stock options, which vest 100% in three years, and 10,000 restricted stock units, which vest 50% in three years and 50% in five years; (f) a cash award of up to $1,353,000 payable within 60 days of December 31, 2006, provided that certain performance objectives relating to the development of new products are met and Mr. Bakshi remains employed with Honeywell through such date; (g) participation in Honeywell's standard employee benefit plans for similarly situated Canadian employees; and (h) a severance payment equivalent to 24 months of base salary and benefits in the event that Mr. Bakshi's employment is terminated by Honeywell other than for cause within three years.

Under the terms of the Deposit Agreement and the Offer Letter of Mr. Bakshi, he also agreed, among other things, that he will not, for a period of 30 months from the date on which his employment is terminated, engage in or in any way be concerned with any business or enterprise relating to the manufacture, sales or installation of CCTV security systems in Canada or the United States.

Under the Offer Letter with Mr. Gill, it is proposed that he will be appointed as General Manager of Honeywell's Global Video Controls Business. The Offer Letter with Mr. Gill has the following material terms and conditions: (a) a base salary of $203,000; (b) an incentive bonus, payable in March 2004 if Mr. Gill has not resigned or been terminated for cause by Honeywell at that time, of $27,000 for the period of July 1 to December 31, 2003; (c) an annual target bonus of 40% of base salary in accordance with Honeywell's incentive compensation plan; (d) eligibility to receive, subject to the terms of Honeywell's stock incentive plan, an annual grant of between 2,500 and 7,500 stock options; (e) an initial award of 7,500 stock options, which will vest over a three year period; (f) a cash award of $135,000 payable if Mr. Gill remains employed by Honeywell or an affiliate for 18 months after the completion of the Offer, provided that certain performance levels and other conditions are met; (g) participation in Honeywell's standard employee benefit plans for similarly situated Canadian employees; and (h) a severance payment equivalent to 18 months of base salary and benefits in the event that Mr. Gill's employment is terminated by Honeywell other than for cause within 18 months.

Under the terms of the Deposit Agreement and the Offer Letter of Mr. Gill, he also agreed, among other things, to non-competition and non-solicitation covenants similar to those described above for Mr. Bakshi but for a period of 18 months following termination of Mr. Gill's employment.

The Offerer and Honeywell believe that the terms of the foregoing contract arrangements with Mr. Bakshi and Mr. Gill are commercially reasonable and in conformity with industry standards.


15.     SUMMARY OF SHAREHOLDER RIGHTS PLAN

The Shareholder Rights Plan was adopted by the Company pursuant to a shareholder rights plan agreement dated as of November 12, 1999 between the Company and Computershare Trust Company of Canada (formerly Montreal Trust Company of Canada), as rights agent. The Shareholder Rights Plan was approved by Shareholders on December 16, 1999 and was reconfirmed by Shareholders at the 2002 annual and special meeting of the Company. Set out below is a description of the Shareholder Rights Plan based on public documents filed by the Company with Canadian securities regulatory authorities.

The purpose of the Shareholder Rights Plan is not to prevent a take-over bid or acquisition of control of the Company but to ensure that there will be an adequate opportunity to respond to such a situation in the best interests of the Shareholders and that Shareholders will have the right to receive full and fair value for their Common Shares and will not be subject to abusive or coercive take-over strategies. The Shareholder Rights Plan encourages a potential acquiror to proceed with the concurrence of the Board of Directors of the Company or by way of a "Permitted Bid" (as defined in the Shareholder Rights Plan).

The Rights issued under the Shareholder Rights Plan attach to and trade with the Common Shares and no separate certificates will be issued unless an event triggering these rights occurs. Certificates evidencing Common Shares are legended to reflect that they evidence the Rights until the Separation Time (as defined below).

The Rights will separate from the Common Shares (the "Separation Time") and be transferable, trade separately from the Common Shares and become exercisable on the close of business on the eighth trading day following the earlier of (i) the date of the first public announcement that a Person (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the Common Shares and (ii) the date of the commencement of, or first public announcement of the intention of a Person to commence a take-over bid (a "Flip-in-Event"). The Rights will not separate if the bid is a Permitted Bid or if the Board of Directors waives the application of the Shareholder Rights Plan. At the Separation Time, each Right will entitle its holder, other than the Acquiring Person or persons related to or acting jointly or in concert with such person, to purchase additional Common Shares of the Company at a 50% discount to the then current market price. Any Rights held by an Acquiring Person will become void upon the occurrence of a Flip-in Event.

A "Permitted Bid" is a formal bid made by way of a take-over bid circular to all holders of the Company's outstanding voting securities that is open for at least 60 days. If, at the end of such 60 day period, more than 50 percent of the Company's then outstanding Common Shares, other than those securities owned by the party making the bid and certain related persons, have been tendered, such party may take up and pay for the Common Shares but must extend the bid for a further 10 business days to allow other Shareholders to tender.

THE BOARD OF DIRECTORS HAS RESOLVED TO WAIVE THE APPLICATION OF THE SHAREHOLDER RIGHTS PLAN TO THE PURCHASE OF THE COMMON SHARES BY THE OFFEROR UNDER THE OFFER. SEE SECTION 4 OF THE OFFER TO PURCHASE, "CONDITIONS OF THE OFFER".

16.     REGULATORY MATTERS


COMPETITION ACT

Part IX of the Competition Act requires a pre-merger notification to the Commissioner for transactions that exceed certain financial thresholds and, in case of share acquisitions, that exceed an additional voting interest threshold. Specifically, pre-merger notification is generally required for transactions in respect of which (a) the parties and their affiliates, in aggregate, have assets in Canada, or annual gross revenues from sales in, from or into Canada, in excess of $400 million and (b) which involve the direct or indirect acquisition of assets of an operating business in Canada or of a voting interest in a corporation that carries on an operating business in Canada, of which the value of the Canadian assets, or the annual gross revenues from sales in or from Canada generated from such assets, exceeds $50 million. In the case of an acquisition of voting shares of a corporation any of the shares of which are publicly-traded, the transaction must also result in the acquiror, or acquirors, together with its or their affiliates, owning voting shares which carry more than 20% of the outstanding votes attached to all outstanding voting shares of the corporation (or more than 50% if the acquiror(s) already hold(s) 20% or more).

If a transaction requires pre-merger notification under Part IX of the Competition Act subject to the discussion below, a pre-merger filing must be submitted to the Commissioner and a waiting period must expire or be waived by the Commissioner before the proposed transaction may be completed. The Offeror may choose to file either a short form (with a 14 day waiting period) or a long form (with a 42 day waiting period), but, if it files a short form, the Commissioner may, within 14 days, require a long form to be filed, in which case the proposed transaction generally may not be completed until 42 days after the Offeror files a long form.

The Commissioner's review of a transaction may take longer than the statutory waiting period, depending upon whether the transaction is classified by the Commissioner as non-complex, complex or very complex.

Whether or not a pre-merger filing is required, the Commissioner may bring an application to challenge a "merger" (as defined in the Competition Act) before the Competition Tribunal, a specialized tribunal empowered to deal with certain matters under the Competition Act. If the Competition Tribunal finds that the merger is likely to prevent or lessen competition substantially, it may order that the merger not proceed or, in the event that the merger has been completed, order its dissolution or the disposition of some of the assets or shares involved. The Competition
Tribunal also may issue an interim order under the Competition Act prohibiting the completion of the merger for a period of up to 30 days where (a) the Commissioner has certified that an inquiry is being made under paragraph 10(1)(b) of the Competition Act in connection with the merger and that in his opinion more time is required to complete the inquiry, and (b) the Competition Tribunal finds that, in the absence of an interim order, a party to the merger or any other person is likely to take an action that would substantially impair the ability of the Competition Tribunal to remedy the effect of the merger on competition under section 92 of the Competition Act because that action would be difficult to reverse. The duration of an interim order may be extended to a date not more than 60 days after the order takes effect where the Competition Tribunal finds that the Commissioner is unable to complete his inquiry because of circumstances beyond his control.

The Commissioner may upon request issue an advance ruling certificate ("ARC"), where he is satisfied that he would not have sufficient grounds on which to apply to the Competition Tribunal under the merger provisions of the Competition Act. If the Commissioner issues an ARC in respect of a proposed transaction, that transaction is exempt from the pre-merger notification provisions. In addition, if the transaction to which the ARC relates is substantially completed within one year after the ARC is issued, the Commissioner cannot seek an order of the Competition Tribunal under the merger provisions of the Competition Act in respect of the transaction solely on the basis of information that is the same or substantially the same as the information on the basis of which the ARC was issued. Alternatively, the Commissioner may issue a "no action" letter following a notification or an application for an ARC, indicating that he is of the view that grounds do not then exist to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act with respect to the proposed transaction, while preserving during the three years following completion of the proposed transaction his authority to so initiate proceedings should circumstances change. The Commissioner also has the authority to waive the parties' obligation to make a pre-merger notification filing where parties apply for but do not receive an ARC, and will often do so where a "no action" letter is issued.

The purchase of Common Shares pursuant to the Offer is subject to Part IX of the Competition Act and the Offeror's acquisition of control of the Company would be a "merger" for the purposes of the merger provisions of the Competition Act. The Offeror has requested an ARC in respect of the Offer, and HAS also requested, in the alternative, issuance of a "no action" letter and a waiver of the obligation to file a pre-merger notification in the event that an ARC is not granted in respect of the Offer.

The Offeror does not currently intend to take up or pay for Common Shares deposited pursuant to this Offer until an ARC is issued, or until the applicable waiting period has expired (or a waiver of the obligation to file a pre-merger notification in respect of the acquisition of the Common Shares by the Offeror has been obtained) and the Commissioner shall have issued a "no action" letter.

Based upon an examination of publicly available information relating to the business in which the Company and its subsidiaries are engaged, the Offeror believes that the Offer will not give rise to material concerns under the Competition Act and that the Competition Tribunal would not have grounds to issue an order of the type referred to above. Nevertheless, there can be no assurance that a challenge to the Offer on Canadian antitrust grounds will not be made or, if such challenge is made, of the results. See Section 4 of the Offer to Purchase, "Conditions of the Offer".


HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 (UNITED STATES)

Based on the public disclosure documents that the Company has filed with the OSC, the Offeror and Honeywell have determined that the Offeror does not have to make any filings or notifications under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976.


THE GERMAN COMPETITION ACT

The German Competition Act requires pre-merger notification to the Federal Cartel Office for transactions where the parties' worldwide and German turnover exceeds certain financial thresholds. The purchase of Common Shares under the Offer meets these financial thresholds and a mandatory notification to the Federal Cartel Office is therefore required. Upon receipt of a complete notification, the Federal Cartel Office has an initial 30 day period to examine the transaction. At the end of this initial period the transaction will either be cleared or an in-depth 3 month investigation will be initiated. The transaction may not be put into effect prior to the receipt of clearance from the Federal Cartel Office.

Based upon an examination of publicly available information relating to the business in which the Company and its subsidiaries are engaged, the Offeror does not believe that the Federal Cartel Office has any grounds to initiate an in-depth investigation into the Offer nor to impose any conditions to the clearance. The Offeror therefore expects to receive clearance from the Federal Cartel Office during the course of November 2003.


THE ITALIAN COMPETITION ACT

The Italian Competition Act requires pre-merger notification to the Autorita Garante della Concorrenza e del Mercato (the "Italian Competition Authority") for transactions where the parties' Italian turnover exceeds certain financial thresholds. The purchase of Common Shares under the Offer meets these financial thresholds and a mandatory notification to the Italian Competition Authority is therefore required. Upon receipt of a complete notification, the Italian Competition Authority has an initial 30 day period to examine the transaction. At the end of this initial period, the transaction will either be cleared or an in-depth 45-75 day investigation will be initiated. Although a clearance decision is ultimately necessary, the Offeror may complete the transaction, in phase I, prior to the receipt of a clearance decision from the Italian Competition Authority unless the Italian Competition Authority imposes a stand-still obligation.

Based upon an examination of publicly available information relating to the business in which the Company and its subsidiaries are engaged, the Offeror does not believe that the Italian Competition Authority has any grounds to initiate an in-depth investigation into the Offer nor to impose conditions to the clearance and therefore expects to receive clearance from the Italian Competition Authority during the course of November 2003.

17.     CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Osler, Hoskin & Harcourt LLP, counsel to the Offeror, the following is a summary of the principal income tax considerations under the Tax Act generally applicable to a Shareholder who sells Common Shares pursuant to the Offer or otherwise disposes of Common Shares pursuant to certain transactions described below under the heading "Acquisition of Shares Not Deposited".

The following summary is generally applicable to a Shareholder who, at all relevant times, for purposes of the Tax Act, (1) deals at arm's length and is not affiliated with the Company or the Offeror, and (2) holds the Common Shares as capital property. The Common Shares will generally be considered capital property to a Shareholder unless the Shareholder holds the Common Shares in the course of carrying on a business of buying and selling shares, or the Shareholder has acquired them in a transaction or transactions considered to be an adventure in the nature of trade. Certain Canadian resident Shareholders whose Common Shares might not otherwise qualify as capital property may be entitled to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have those shares, and any other "Canadian securities" (as defined in the Tax Act) owned by that shareholder in the taxation year in which the election is made and all subsequent taxation years, be deemed to be capital property. This summary is not applicable to a Shareholder that is a "financial institution" or "specified financial institution", or a Shareholder an interest in which is a "tax shelter investment" (all as defined in the Tax Act).

This summary is based on the current provisions of the Tax Act, the regulations thereunder, and counsel's understanding of the current published administrative practices of the CCRA. This summary takes into account all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by the Minister of Finance (Canada) prior to the date hereof, and assumes such proposals will be enacted as proposed, although no assurance can be given in this regard. The summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action or changes in administrative practices of the CCRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from those discussed herein.

THIS SUMMARY IS NOT EXHAUSTIVE OF ALL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS. THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR SHAREHOLDER, AND NO REPRESENTATIONS WITH RESPECT TO THE TAX CONSEQUENCES TO ANY PARTICULAR SHAREHOLDER ARE MADE TO ANY PARTICULAR HOLDER OF COMMON SHARES TO WHOM THE OFFER IS BEING MADE. ACCORDINGLY, SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.


SHAREHOLDERS RESIDENT IN CANADA

This portion of the summary is generally applicable to a Shareholder who at all relevant times, for proposes of the Tax Act and any applicable tax treaty, is (or is deemed to be) resident in Canada (a "Resident Shareholder").


SALE PURSUANT TO THE OFFER

A Resident Shareholder who disposes of Common Shares pursuant to the Offer will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition exceed (or are less than) the adjusted cost base of the Common Shares to the Resident Shareholder and any reasonable expenses incurred by the Resident Shareholder for the purpose of the disposition.

A Resident Shareholder will be required to include one-half of the amount of any resulting capital gain (a "taxable capital gain") in income, and will be required to deduct one-half of the amount of any resulting capital loss (an "allowable capital loss") against taxable capital gains realized in the year of disposition subject to the detailed rules of the Tax Act. Allowable capital losses not deducted in the taxation year in which they are realized may be carried back up to three (3) taxation years or forward indefinitely and deducted against taxable capital gains realized in such years, to the extent and under the circumstances specified in the Tax Act. Any such capital loss otherwise determined resulting from the disposition of Common Shares may, in certain circumstances, be reduced by the amount of certain dividends previously received or deemed to have been received on such shares, to the extent and under the circumstances described in the Tax Act.

A "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay an additional 6 2/3% refundable tax on certain investment income, including an amount in respect of taxable capital gains.

Capital gains realized by an individual or a trust, other than certain specified trusts, may be subject to alternative minimum tax. Resident Shareholders should consult their own tax advisors with respect to alternative minimum tax provisions.


COMPULSORY ACQUISITION OF SHARES

As described under "Acquisition of Shares Not Deposited - Compulsory Acquisition", the Offeror may, in certain circumstances, acquire Common Shares not deposited under the Offer pursuant to statutory rights of purchase under the BCCA. The tax consequences to a Resident Shareholder of a disposition of Common Shares in such circumstances generally will be as described above under "Sale Pursuant to the Offer".

A Resident Shareholder who dissents in a compulsory acquisition and elects to receive the fair value for the holder's Common Shares will be considered to have disposed of such Common Shares, and will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition received by the Resident Shareholder, less the amount of interest awarded by the court, exceed (or are less than) the sum of the aggregate of the holder's adjusted cost base of the Common Shares and any reasonable expense incurred by the holder for this purpose. The tax consequences of any such capital gain or capital loss would be generally as described above under "Sale Pursuant to the Offer". Any interest awarded to the Resident Shareholder by the Court will be included in the Resident Shareholder's income for the purposes of the Tax Act.


SUBSEQUENT ACQUISITION TRANSACTION

As described under "Acquisition of Shares Not Deposited - Subsequent Acquisition Transaction", if the Offeror does not acquire all of the Common Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Common Shares. As described under "Acquisition of Shares Not Deposited - Subsequent Acquisition Transaction", it is the Offeror's current intention that the consideration offered under any Subsequent Acquisition Transaction would be identical to the consideration offered under the Offer. The tax treatment of a Subsequent Acquisition Transaction to a resident Shareholder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out. Resident Shareholders should consult their own tax advisors for advice with respect to the income tax consequences to them of having their Shares acquired pursuant to a Subsequent Acquisition Transaction.

A Subsequent Acquisition Transaction could be implemented by means of an amalgamation of the Company with the Offeror and/or one or more of its affiliates pursuant to which Shareholders who have not tendered their Common Shares under the Offer would have their Common Shares exchanged on the amalgamation for redeemable preference shares of the amalgamated corporation ("Redeemable Shares") which would then be immediately redeemed for cash. Such a holder would not realize a capital gain or capital loss as a result of the exchange of shares, and the holder's cost of the Redeemable Shares received would then be equal to the aggregate of the adjusted cost base of the Common Shares to the holder immediately before the amalgamation. Upon the redemption of the Redeemable Shares, the holder thereof would be deemed to have received:

     o a dividend equal to the amount by which the redemption price of the Redeemable Shares exceeds their paid-up capital for purposes of the Tax Act (subject to the potential application of subsection 55(2) of the Tax Act to the holders of such shares that are corporations as discussed below); and

     o a capital gain (or capital loss) equal to the amount by which the redemption price exceeds (or is less than) the sum of, (1) the amount of any such deemed dividend, (2) the holder's adjusted cost base of the Redeemable Shares, and (3) any reasonable costs of disposition incurred by the holder. The tax consequences of any such capital gain or capital loss would be generally as described above under "Sale Pursuant to the Offer".

Subsection 55(2) of the Tax Act provides that where a Resident Shareholder that is a corporation would otherwise be deemed to receive a dividend, in certain circumstances the deemed dividend may be treated as proceeds of disposition of the Redeemable Shares for the purpose of computing the Resident Shareholder's capital gain. Resident Shareholders that are corporations should consult their own tax advisors for specific advice with respect to the potential application of this provision to them.

Dividends deemed to be received by a corporation as a result of the redemption of the Redeemable Shares will be included in computing income, but will ordinarily be deductible in computing its taxable income. A Resident Shareholder that is a "private corporation" or a "subject corporation" (as such terms are defined in the Tax Act) may be liable under
Part IV of the Tax Act to pay a refundable tax of 33 1/3% on dividends deemed to be received on the Redeemable Shares to the extent that such dividends are deductible in computing such corporation's taxable income. Dividends deemed to be received by a Resident Shareholder who is an individual (including a trust) as a result of the redemption of the Redeemable Shares will be included in computing the Resident Shareholder's income, and will be subject to the normal gross-up and dividend tax credit rules normally applicable to taxable dividends paid by a taxable corporation resident in Canada.

Under the current administrative practice of the CCRA, Resident Shareholders who exercise their right of dissent in respect of an amalgamation should be considered to have disposed of their Common Shares for proceeds of disposition equal to the amount paid by the amalgamated corporation to the dissenting Resident Shareholder therefor (excluding any interest awarded by the court). Because of uncertainties under the relevant legislation as to whether such amounts paid to a dissenting Resident Shareholder would be treated entirely as proceeds of disposition, or in part as the payment of a deemed dividend, dissenting Resident Shareholders should consult with their own tax advisors in this regard.

As an alternative to the amalgamation discussed herein, the Offeror may propose an arrangement, consolidation, capital reorganization, reclassification, continuance or other transaction, the tax consequences of which may differ from those arising on the sale of Common Shares under the Offer or an amalgamation involving the Company. No opinion is expressed herein as to the tax consequences of any such transaction to a Resident Shareholder.


SHAREHOLDERS NOT RESIDENT IN CANADA

This portion of the summary is generally applicable to a Shareholder who at all relevant times, for purposes of the Tax Act and any applicable income tax treaty, (1) is not (and is not deemed to be) resident in Canada, (2) does not use or hold (and is not deemed to use or hold) Common Shares in connection with carrying on a business in Canada, and (3) does not hold Common Shares as "taxable Canadian property" (as defined in the Tax Act) (a "Non-Resident Shareholder"). The Tax Act contains provisions not discussed in this summary that may apply to an insurer carrying on business in Canada and elsewhere, and such insurers should consult their own tax advisors.

Generally, Common Shares will not constitute taxable Canadian property to a Non-Resident Shareholder at a particular time, provided that, (1) such Common Shares are listed on a prescribed stock exchange (which currently includes the TSX) at that time, and (2) at no time during the five-year period immediately preceding that time, the Non-Resident Shareholder, persons with whom the Non-Resident Shareholder does not deal at arm's length, or the Non-Resident Shareholder together with such persons, owned 25% or more of the shares of any class or series of the Company. Common Shares may also be deemed to constitute taxable Canadian property in certain circumstances under the Tax Act.


SALE PURSUANT TO THE OFFER

A Non-Resident Shareholder will not be subject to income tax under the Tax Act on any capital gain realized on a disposition of Common Shares pursuant to the Offer.


COMPULSORY ACQUISITION

Subject to the discussion below under "Delisting of Common Shares", a Non-Resident Shareholder will not be subject to income tax under the Tax Act on a disposition of Common Shares pursuant to the Offeror's statutory rights of purchase described under "Acquisition of Shares Not Deposited - Compulsory Acquisition" or on an exercise of dissent rights in respect thereof. Where a Non-resident Shareholder receives interest in connection with the exercise of dissent rights under a Compulsory Acquisition, such amount will be subject to Canadian withholding tax under the Tax Act at the rate of 25%, subject to any reduction in the rate of withholding to which the Non-Resident Shareholder is entitled under any applicable tax treaty between Canada and the country in which the Non-Resident Shareholder is resident.


SUBSEQUENT ACQUISITION TRANSACTION

As described under "Acquisition of Shares Not Deposited - Subsequent Acquisition Transaction", if the Offeror does not acquire all of the Common Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Common Shares. As described under "Acquisition of Shares Not Deposited - Subsequent Acquisition Transaction", it is the Offeror's current intention that the consideration offered under any Subsequent Acquisition Transaction would be identical to the consideration offered under the Offer.

The tax treatment of a Subsequent Acquisition Transaction to a Non-resident Shareholder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out, as discussed above under the heading "Shareholders Resident in Canada - Subsequent Acquisition Transaction". A Non-resident Shareholder may realize a capital gain or a capital loss and/or be deemed to receive a dividend. Whether or not a Non-Resident Shareholder would be subject to income tax under the Tax Act on any such capital gain would depend on the circumstances at that time (see in particular the discussion below under "Delisting of Common Shares"). Dividends paid or deemed to be paid to a Non-Resident Shareholder will be subject to Canadian withholding tax at a rate of 25%, subject to any reduction in the rate of withholding to which the Non-Resident Shareholder is entitled under any applicable tax treaty between Canada and the country in which the Non-Resident Shareholder is resident.


DELISTING OF COMMON SHARES

As noted above under "Effect of the Offer on the Market for Common Shares; Stock Exchange Listing and Public Disclosure by the Company", Common Shares may cease to be listed on the TSX following the completion of the Offer. Non-Resident Shareholders are cautioned that if the Common Shares are not listed on a prescribed stock exchange at the time they are disposed of, (1) the Non-Resident Shareholder's Common Shares will be taxable Canadian property, (2) the Non-Resident Shareholder may be subject to income tax under the Tax Act in respect of any capital gain on such disposition (depending on whether or not such capital gain is exempt from Canadian income tax under any applicable income tax treaty between Canada and the country in which the Non-Resident Shareholder is resident), and (3) the notification and withholding provisions of section 116 of the Tax Act will apply to the Non-Resident Shareholder. NON-RESIDENT SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS FOR ADVICE WITH RESPECT TO THE POTENTIAL INCOME TAX CONSEQUENCES TO THEM OF NOT DISPOSING OF THEIR COMMON SHARES PURSUANT TO THE OFFER.

18.     ACQUISITION OF COMMON SHARES NOT DEPOSITED


COMPULSORY ACQUISITION

If within four months after the date of the Offer, the Offer has been accepted by holders of not less than 90% of the issued Common Shares outstanding at the Expiry Time, other than shares already held at the date of the Offer by, or by a nominee for, the acquiring company or its affiliate (as such terms are defined in the BCCA), and the Offeror acquires such deposited Common Shares under the Offer, the Offeror currently intends to acquire the Common Shares not deposited under the Offer on the same terms as the Common Shares acquired under the Offer pursuant to the provisions of section 255 of the BCCA (a "Compulsory Acquisition"). To exercise such statutory right, the Offeror must give written notice as prescribed by section 255 of the BCCA (the "Notice") to each holder of Common Shares who did not accept the Offer (and each person who subsequently acquires any such Common Shares) (in each case, a "Remaining Shareholder") of such proposed acquisition within 5 months of the date of the Offer.

Upon the giving of the Notice, the Offeror will be entitled and bound to acquire every Common Share held by the Remaining Shareholders to whom the Notice was given for the price and on the terms set forth in the Offer, unless the Supreme Court of British Columbia (the "Court"), on application made by any Remaining Shareholder to whom the Notice was given within two months from the date of the giving of the Notice, orders otherwise. Pursuant to any such application, the Court may (a) fix the price and terms of payment for the Common Shares held by the Remaining Shareholder; and (b) make such consequential orders and give such directions as the Court considers appropriate.

Where the Notice has been given by the Offeror and the Court has not, on an application made by a Remaining Shareholder to whom the Notice was given, ordered otherwise, the Offeror shall, on the expiration of two months from the date on which the Notice was given, or, if an application to the Court by a Remaining Shareholder to whom the Notice was given is then pending, then after that application has been disposed of, send a copy of the Notice to the Company and pay or transfer to the Company the amount or the number of Common Shares representing the price payable by the Offeror for the Common Shares that the Offeror is entitled to acquire, and the Company will thereupon register the Offeror as a Shareholder with respect to those Common Shares.

Any sum received by the Company in the manner set out above shall be paid into a separate bank account and together with any Common Shares so received, shall be held by the Company, or a trustee approved by the Court, in trust for the persons entitled to such monies.

Section 255 of the BCCA also provides that if the Offeror is entitled to deliver the Notice and has chosen not to do so, Remaining Shareholders may, by following the procedures specified by the BCCA, require the Offeror to purchase their Common Shares at the same price and on the same terms contained in the Offer.

The foregoing is a summary only of the right of Compulsory Acquisition which may become available to the Offeror and is qualified in its entirety by the provisions of section 255 of the BCCA. Section 255 of the BCCA is complex and may require strict adherence to notice and timing provisions, failing which a Remaining Shareholder's rights may be lost or altered. Shareholders who wish to be better informed about the provisions of section 255 of the BCCA should consult their legal advisors. See Section 17 of the Circular, "Certain Canadian Federal Income Tax Considerations" for a discussion of the tax consequences to Shareholders in the event of a Compulsory Acquisition.


SUBSEQUENT ACQUISITION TRANSACTION

If (1) the Offeror waives the Minimum Condition and the Offer is accepted by the holders of more than 75% of the aggregate Common Shares outstanding at the Expiry Time, or (2) either the right of Compulsory Acquisition described above is not available or the Offeror elects not to pursue a Compulsory Acquisition, the Offeror currently intends to cause a special meeting of Shareholders to be called to consider an amalgamation, statutory arrangement, capital reorganization or other transaction involving the Company and the Offeror or an affiliate of the Offeror for the purpose of enabling the Offeror or an affiliate of the Offeror to acquire all Common Shares not acquired pursuant to the Offer (a "Subsequent Acquisition Transaction"). The timing and details of any such transaction will depend on a number of factors, including the number of Common Shares acquired pursuant to the Offer. If (1) the Minimum Condition is satisfied and the Offeror takes up and pays for the Common Shares deposited under the Offer or (2) the Offeror waives the Minimum Condition and the Offer is accepted by the holders of more than 75% of the aggregate Common Shares outstanding at the Expiry Time and the Offeror takes up and pays for the Common Shares deposited under the Offer, the Offeror should own sufficient Common Shares to effect such Subsequent Acquisition Transaction. The Offeror has agreed in the Support Agreement that if any Subsequent Acquisition Transaction is effected, it will provide the holders of any Common Shares (other than Honeywell, the Offeror or their respective affiliates) with consideration per share in cash (or the right to receive cash) in an amount at least equal to the amount paid per Common Share under the Offer, within 35 days following approval of the Subsequent Acquisition Transaction.

Each type of Subsequent Acquisition Transaction described above would be a "going private transaction" within the meaning of certain applicable Canadian securities legislation and regulations (collectively the "Regulations"), Rule 61-501 and Policy Q-27. In certain circumstances, the provisions of Rule 61-501 and Policy Q-27 may also deem certain types of Subsequent Acquisition Transactions to be "related party transactions." However, if the Subsequent Acquisition Transaction is a "going private transaction" carried out in accordance with Rule 61-501 or an exemption therefrom and Policy Q-27 and an exemption therefrom, the "related party transaction" provisions of Rule 61-501 and Policy Q-27 do not apply to such transaction. The Offeror intends to carry out any such going private transaction in accordance with Rule 61-501 and Policy Q-27 or exemptions therefrom such that the related party transaction provisions of Rule 61-501 and Policy Q-27 will not apply to the going private transaction.

Rule 61-501 and Policy Q-27 provide that unless exempted, a corporation proposing to carry out a going private transaction is required to prepare a valuation of the Common Shares and provide to the holders of the Common Shares a summary of such valuation or the entire valuation. The Offeror intends to rely on an available exemption exempting the Company, the Offeror or their affiliates, as appropriate, from the requirement to prepare a valuation in connection with a Subsequent Acquisition Transaction. An exemption is available for certain going private transactions completed within 120 days after the expiry of a formal take-over bid for consideration at least equal to and of the same type as that paid in the take-over bid, provided certain disclosure is given in the take-over bid disclosure documents. The Offeror expects that this exemption would be available.

The provisions of the BCCA will generally require the approval of at least 75% of the votes cast by holders of the outstanding Common Shares at a meeting duly called and held for the purpose of approving a Subsequent Acquisition Transaction. Rule 61-501 and Policy Q-27 would in effect also require that, in addition to any other required security holder approval, in order to complete a going private transaction, the approval of a simple majority of the votes cast by "minority" holders of the Common Shares must be obtained unless an exemption is available or discretionary relief is granted by the OSC and the QSC. In relation to any Subsequent Acquisition Transaction, the "minority" holders will be, subject to any available exemption or discretionary relief granted by the OSC and the QSC as required, all Shareholders other than the Offeror, any "interested party" or any person or company who is a "related party" of the Offeror or an "interested party" for purposes of Rule 61-501 and Policy Q-27, including any director or senior officer of the Offeror, any associate, affiliate or insider of the Offeror or any of their directors or senior officers or any person or company acting jointly or in concert with any of the foregoing. Rule 61-501 and Policy Q-27 also provide that the Offeror may treat Common Shares acquired pursuant to the Offer as "minority" shares and to vote them, or to consider them voted, in favour of a Subsequent Acquisition Transaction that is a going private transaction if the consideration for each security in the Subsequent Acquisition Transaction is at least equal in value to and in the same form as the consideration paid pursuant to the Offer. The Offeror currently intends that the consideration offered under any Subsequent Acquisition Transaction proposed by it would be the same cash price as the price offered under the Offer and the Offeror intends to cause Common Shares acquired pursuant to the Offer to be voted in favour of such transaction.

In addition, under Rule 61-501 and Policy Q-27, if, following the Offer, the Offeror and its affiliates are the registered holders of 90% or more of the Common Shares at the time the Subsequent Acquisition Transaction is initiated, the requirement for minority approval would not apply to the transaction if an enforceable right to dissent and seek fair value or a substantially equivalent right is made available to the minority shareholders.

If the Offeror decides not to effect a Compulsory Acquisition or propose a Subsequent Acquisition Transaction involving the Company, or proposes a Subsequent Acquisition Transaction but cannot promptly obtain any required approval or exemption, the Offeror will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable law, purchasing additional Common Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise, or from the Company, or taking no further action to acquire additional Common Shares. Any additional purchases of Common Shares could be at a price greater than, equal to or less than the price to be paid for Common Shares under the Offer and could be for cash and/or securities or other consideration. Alternatively, the Offeror may sell or otherwise dispose of any or all Common Shares acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by the Offeror, which may vary from the terms and the price paid for Common Shares under the Offer.

Any Subsequent Acquisition Transaction may also result in Shareholders having the right to dissent and demand payment of the fair value of their Common Shares. If the statutory procedures are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting shareholders for their Common Shares. The fair value of Common Shares so determined could be more or less than the amount paid per Common Share pursuant to the Subsequent Acquisition Transaction or the Offer.

The tax consequences to a Shareholder of a Subsequent Acquisition Transaction may differ from the tax consequences to such Shareholder of accepting the Offer. See Section 17 of the Circular, "Certain Canadian Federal Income Tax Considerations". Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Subsequent Acquisition Transaction if and when proposed.


JUDICIAL DEVELOPMENTS

Prior to the adoption of Rule 61-501 (or its predecessor, OSC Policy 9.1) and Policy Q-27, Canadian courts had in a few instances, granted preliminary injunctions to prohibit transactions involving going private transactions. The trend both in legislation and in Canadian jurisprudence has been towards permitting going private transactions to proceed subject to compliance with requirements designed to ensure procedural and substantive fairness to the minority shareholders. Shareholders should consult their legal advisors for a determination of their legal rights.

19.     MATERIAL CHANGES AND OTHER INFORMATION

The Offeror has no information which indicates any material change in the affairs of the Company since the date of the last published interim financial statements of the Company. The Offeror has no knowledge of any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of the Shareholders to accept or reject the Offer.

20.     DEALER MANAGER AND DEPOSITARY

RBC Capital Markets is acting in Canada and the United States as dealer manager in connection with the Offer. Honeywell will reimburse the Dealer Manager for its reasonable out-of-pocket expenses, including reasonable attorneys' fees, and has also agreed to indemnify the Dealer Manager in certain circumstances.

RBC Dominion Securities Inc., a member company of RBC Capital Markets, has undertaken to form a soliciting dealer group comprising members of the Investment Dealer Association of Canada and members of the stock exchanges in Canada to solicit acceptances of the Offer from Shareholders resident in Canada. Each member of the Soliciting Dealer Group, including RBC Dominion Securities Inc., is referred to as a "Soliciting Dealer". The Offeror has agreed to pay to each Soliciting Dealer whose name appears in the appropriate space on the Letter of Transmittal accompanying a deposit of Common Shares a fee of $0.10 for each Common Share deposited and acquired by the Offeror under the Offer. The aggregate amount payable to a Soliciting Dealer with respect to any single depositing holder of Common Shares will be a maximum of $1,500. Where Common Shares deposited and registered in a single name are beneficially owned by more than one person, the maximum amount will be applied separately in respect of each such beneficial owner. The Offeror may require the Soliciting Dealer to furnish evidence of such beneficial ownership satisfactory to the Offeror at the time of deposit. When a single beneficial owner deposits Common Shares, all such securities will be aggregated in determining whether the maximum applies.

The Offeror has also engaged Computershare Trust Company of Canada to act as depositary for the receipt of certificates in respect of Common Shares and related Letters of Acceptance and Transmittal and Notices of Guaranteed Delivery deposited under the Offer. The Depositary will receive reasonable and customary compensation from the Offeror for its services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Offeror and Honeywell have also agreed to indemnify the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the provincial securities laws of Canada and the federal securities laws of the United States.

The Offeror estimates that expenses in the aggregate amount of $1,000,000 will be incurred by the Offeror in connection with the Offer.

No fee or commission is payable by any Shareholder who transmits its Common Shares directly to the Depositary or who makes use of the facilities of a Soliciting Dealer to accept the Offer. Except as set forth above, neither Honeywell nor the Offeror will pay any fees or commissions to any broker or dealer or any other person for soliciting deposits of Common Shares pursuant to the Offer (other than to the Dealer Manager, the Soliciting Dealers and the Depositary).

Questions and requests for assistance concerning the Offer should be made directly to the Dealer Manager or the Depositary.

21.     LEGAL MATTERS

Legal matters on behalf of the Offeror will be passed upon by, and the opinion contained under Section 17 of the Circular, "Certain Canadian
Federal Income Tax Considerations" has been provided by, Osler, Hoskin & Harcourt LLP, Canadian counsel to the Offeror.

22.     OFFEREES' STATUTORY RIGHTS

Securities legislation in certain of the provinces and territories of Canada provides securityholders of the Company with, in addition to any other rights they may have at law, rights of rescission or damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such securityholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for the particulars of those rights or consult with a lawyer.

23.     DIRECTORS' APPROVAL

The contents of the Offer to Purchase and this Circular have been approved and the sending thereof to the Shareholders has been authorized by the Boards of Directors of the Offeror and Honeywell.

                                  CONSENT
                                  -------

TO:     THE DIRECTORS OF THE OFFEROR

We hereby consent to the reference to our opinion contained under "Certain Canadian Federal Income Tax Considerations" in the Circular accompanying the Offer dated October 28, 2003 made by the Offeror to the holders of Common Shares of Silent Witness Enterprises Ltd.



                                      (Signed) OSLER, HOSKIN & HARCOURT LLP

                                      October 28, 2003

                  APPROVAL AND CERTIFICATE OF THE OFFEROR
                  ---------------------------------------



DATED:   October 28, 2003

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the Common Shares which are the subject of the Offer.







(Signed) Thomas F. Larkins                  (Signed) John Granato
President and Secretary                     Treasurer


             On behalf of the Board of Directors of the Offeror






(Signed) Charlene Arje                      (Signed) Deborah van Damme
Director                                    Director

         APPROVAL AND CERTIFICATE OF HONEYWELL INTERNATIONAL INC.
         --------------------------------------------------------

DATED:   October 28, 2003

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the Common Shares which are the subject of the Offer.







(Signed) David M. Cote                (Signed) David J. Anderson
Chairman and Chief Executive          Senior Vice President and Chief Financial
Officer                               Officer


    On behalf of the Board of Directors of Honeywell International Inc.






(Signed) Robert P. Luciano            (Signed) Marshall N. Carter
Director                              Director

                      THE DEPOSITARY FOR THE OFFER IS:

                   COMPUTERSHARE TRUST COMPANY OF CANADA

                              For Information
                                 Telephone:
                               (800) 564-6253
                  E-mail: caregistryinfo@computershare.com


       Toronto                             Vancouver
       For Delivery by Mail:               For Delivery by Courier
                                           or by Hand:

       P.O. Box 7021                       510 Burrard Street
       31 Adelaide Street East             2nd Floor
       Toronto, Ontario                    Vancouver, British Columbia
       M5C 3H2                             V6C 3B9
       Attention:  Corporate Actions

       For Delivery by Courier or by Hand:

       100 University Avenue
       9th Floor, North Tower
       Toronto, Ontario
       M5J 2Y1
       Attention:  Corporate Actions



                    THE DEALER MANAGER FOR THE OFFER IS:

                            RBC CAPITAL MARKETS

       In Canada:                          In the United States:

       RBC DOMINION SECURITIES INC.        RBC DAIN RAUSCHER INC.
       P.O. Box 50                         Two Embarcadero Center
       Royal Bank Plaza                    Suite 1200
       Toronto, Ontario M5J 2W7            San Franciso, California  94111
       Canada                              USA